As filed with the Securities and Exchange Commission on January 31, 2007
An Exhibit List can be found on page II-2.
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington D.C. 20549

FORM SB-2
 REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

AMERICAN TECHNOLOGIES GROUP, INC.
(Name of small business issuer in its charter)

Nevada	3441	95-4307525
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300 SE Second St., Suite 860
Ft. Lauderdale, Florida 33301
(954) 764-4774
(Address and telephone number of principal executive offices and principal place of business)

William N. Plamondon III, CEO
300 SE Second St., Suite 860
Ft. Lauderdale, Florida 33301
(954) 764-4774
(Name, address and telephone number of agent for service)

Copies to:
Virgil K. Johnson, Esq.
Erickson & Sederstrom, P.C.
10330 Regency Parkway Drive, Suite 100
Omaha, Nebraska 68114
(402) 397-2200
(402) 390-7137 (fax)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (2)	19,205,909	$0.30	$5,761,773	$616.51
Common Stock, $.001 par value (3)	11,275,000	$0.30	$3,382,500	$361.92
Common Stock, $.001 par value (4)	13,289,996	$0.30	$3,986,999	$426.61
Common Stock, $.001 par value (5)	449,991	$0.30	$134,997	$14.44
Common Stock, $.001 par value	2,880,163	$0.30	$864,049	$92.45
Total	47,101,059	$0.30	$14,130,318	$1,511.94

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on January 19, 2007, which was $.30 per share.

(2) Includes a good faith estimate of shares of common stock issuable upon the conversion of convertible debentures.

(3) Includes a good faith estimate of shares of common stock issuable upon the exercise of common stock purchase option.

(4) Includes a good faith estimate of shares of common stock issuable upon the exercise of common stock purchase warrants.

(5) Includes a good faith estimate of shares of common stock issuable upon the exercise of shares of Series E Preferred Stock.

The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 31, 2007

American Technologies Group, Inc.
Up to 47,101,059 Shares of
Common Stock

This prospectus relates to the resale by the selling stockholders of up to 47,101,059 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering.

We currently have 10,382,047 shares of common stock outstanding. Additionally, up to 11,275,000 additional shares are issuable upon exercise of outstanding options, 13,289,996 shares are issuable upon exercise of outstanding warrants, 19,205,909 shares are issuable upon conversion of outstanding debt.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants or options. All costs associated with this registration will be borne by us.

Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol ATGR.OB As of January 19, 2007, the closing price of our common stock was $.30.

Investing in our common stock involves substantial risks.

See "Risk Factors," beginning on page 7

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 31, 2007

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

As used throughout this prospectus, the terms "American Technologies," "we," "us," or "our", refer to American Technologies Group, Inc., a Nevada corporation or North Texas Steel Company, Inc., a Texas corporation and our wholly owned subsidiary.

American Technologies Group, Inc.

We are a Nevada corporation. We were formed on September 27, 1988. We have historically been engaged in the development, commercialization and sale of products and systems using patented and proprietary technologies including catalyst technology and water purification.

We largely ceased operations during 2003 and had begun focusing efforts on restructuring and refinancing. In fiscal year ended July 31, 2005, we successfully continued these efforts in settling various pending law suits and reducing outstanding liabilities and, in September 2005, we entered into various financing transactions and acquired North Texas Steel Company Inc. (“North Texas”).

North Texas is an AISC (American Institute of Steel Construction) Certified structural steel fabrication company based in Fort Worth, Texas. North Texas is certified by AISC to have the personnel, organization, experience, capability and commitment meeting the requirements of Conventional Steel Building Structures, Complex Steel Building Structures, Simple Steel Bridges and Major Steel Bridges categories as set forth in the AISC Certification Program. North Texas provides fabrication and detailing of structural steel components for commercial buildings, office buildings, convention centers, sports arenas, airports, schools, churches and bridges. Customers are general construction contractors who are building projects for owners, developers and government agencies.

Our principal executive offices are located in Ft. Lauderdale, Florida and the mailing address for such facilities is 300 SE Second St., Suite 860, Ft. Lauderdale, Florida 33301. Our telephone number is (954) 764-4774.

The Offering

Common stock outstanding before the offering	10,382,047 shares

Common stock offered by selling stockholders
Up to 47,101,059 shares including shares of common stock and, assuming, full conversion of convertible debentures (19,205,909 shares), exercise of outstanding common stock purchase warrants  and options deemed to be warrants (24,564,996) and conversion of series E convertible preferred stock (449,991) by the selling stockholders. This number would represent approximately 77% of our total outstanding stock, assuming the issuance of all such shares.

Common stock to be outstanding after the offering	Up to 47,101,059 shares.

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants or options See "Use of Proceeds" for a complete description.

OTCBB Symbol	ATGR.OB

Summary of Recent Transactions

Whitco Company, LP Acquisition

On April 25, 2006 we entered into an Asset Purchase Agreement with Whitco Company, LP (“Debtor”) and Laurus Master Fund, Ltd. whereby we acquired certain of the assets of a business conducting the sale and distribution of structural steel and aluminum lighting poles across the globe. The assets were acquired in a sale authorized by the U.S. Bankruptcy Court of the Northern District of Texas (the "Bankruptcy Court") in exchange for:

•
The issuance of a warrant granting the right to purchase up to 3,750,000 shares of our common stock (subject to adjustments as provided therein) at an exercise price of $0.001 (the "Whitco Warrant"), and the delivery of a Registration Rights Agreement obligating the us to file a registration statement with respect to our common stock issuable upon the conversion of the Whitco Warrant.

•
A credit in the amount of the debtor in possession financing ("DIP Financing") advanced to by us pursuant to the order of the Bankruptcy Court for the Northern District of Texas (Ft. Worth Division) dated April 18, 2005 whereby the we agreed to provide the maximum amount of $317,165.00 to Debtor in accordance with the budget contained in the order.

•	The amounts necessary to cure certain defaults under contracts of Whitco Poles to be assumed by the Company as of the closing date

The Agreement and the closing of the transactions contemplated by the agreement was authorized by the United States Bankruptcy Court for the Northern District of Texas by an order entered on April 25, 2006 (the "Sale Order"). Pursuant to the Sale Order, the assets of Whites Poles were acquired by us free and clear of any and all security interest and liens existing in such assets prior to consummation of the Agreement. Moreover, pursuant to an order authorizing the assumption and assignment of contracts of unexpired leases, the Bankruptcy Court authorized us, through our wholly owned subsidiary, Whitco Poles Inc., to assume certain specified contract rights of White Poles. At the closing, which occurred on April 25, 2006, the Whitco Warrant and related registration rights agreement issued to Whites Poles as part of the sales transaction was transferred by the Debtor to Laurus Master Fund, Ltd.

The assets acquired by us pursuant to the terms of the Whitco Asset Purchase Agreement include:

•	All inventory, work-in-progress, equipment, machinery and other tangible personal property utilized by Debtor's business prior to the bankruptcy filing.

•
All of the Debtor's licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any governmental regulatory authority shall exist as of the closing date.

•	All telephone numbers utilized by the Debtor.

•	All customer deposits and other prepaid expenses.

•	All goodwill and going concern value related to the Debtor.

•	All of Debtor's intellectual property.

•	All cash and cash equivalents of Debtor existing on or after March 25, 2006.

•	All accounts receivable of Debtor relating to the period after March, 24, 2006.

•	All books and records of the Debtor.

•	All assets of the Debtor as shall exist as of the closing date other than "excluded assets".

The following assets of the Debtor (the "Excluded Assets") were not purchased by us:

•	The employee benefit plans of the Debtor.

•	Original partnership books and records of the Debtor.

•	All cash of the Debtor as of close of business on March 24, 2006, and any cash derived from accounts receivable of the Debtor created on or before March 24, 2006.

•	All accounts receivables of the Debtor created on or before March 24, 2006.

•	Proceeds of accounts receivables Debtor created after March 24, 2006 in the amount of $41,800.

Whitco Gryphon Financing

In connection with providing the DIP Financing related to the transactions contemplated by the Agreement, we entered into a term note in the face amount of $500,000 with Gryphon Master Fund, L.P. ("Gryphon"). In connection with the borrowing of such funds from Gryphon, we issued to Gryphon and to Gryphon's affiliate, GSSF Master Fund L.P., warrants to purchase up to 675,000 shares of our common stock at a purchase price of $0.01 per share on the day of closing and a Registration Rights Agreement requiring us to register the shares issued upon the exercise of such Warrants. This note has now been paid in full.

North Texas Transaction

On September 7, 2005, through Omaha Holding Corp, ("Omaha") our wholly owned subsidiary, we entered into an agreement with the shareholders of North Texas (the "North Texas Shareholders"). Under the terms of the agreement, Omaha acquired 100% of the common stock of North Texas in exchange for the payment of the Purchase Price. North Texas is engaged in the business of steel fabrication and is based in Fort Worth, Texas. We completed the acquisition of North Texas on September 7, 2005. The Purchase Price was paid as follows:

•	$9,150,000 was paid to the North Texas Shareholders;

•
$1,350,000 was paid to an account designated pursuant to the terms of the North Texas Steel/Omaha Holdings Pension Plan Joint Account Agreement dated September 7, 2005 (the "Pension Plan Agreement"); and

•	$500,000 was paid to an account designated pursuant to the terms of the North Texas Steel/Omaha Holdings Indemnity Joint Account Agreement dated September 7, 2005 (the "Indemnity Agreement").

Each of the North Texas Shareholders entered into standard non-compete/non-solicitation arrangements in connection with the acquisition.

Concurrently with the acquisition of North Texas, we entered into the following agreements1 :

Laurus Financings

We entered into agreements with Laurus Master Funds, Ltd., a Cayman Islands corporation ("Laurus") on September 7, 2005, pursuant to which we sold convertible debt, an option and a warrant to purchase common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. These agreements were amended and restated effective January 31, 2007. The securities sold to Laurus now include the following:

 1 On December 5, 2005, we effected a reverse stock split of our issued and outstanding common stock at a ratio of one (1) for three hundred (300). The number of shares issuable upon exercise of warrants, options and convertible securities as shown herein reflect the consummation of the reverse stock split.

•	a secured revolving note with a principal amount of $7,000,000;

•	a minimum borrowing note with a principal amount of $3,000,000 convertible up to 9,009,009 shares of common stock;

•	a secured term note A with a principal amount of $3,000,000 convertible into up to 3,003,003 shares of common stock;

•	a secured term note B with a principal amount of $2,000,000 convertible into up to 6,006,006 shares of common stock;

•	a common stock purchase warrant to purchase 2,865,116 shares of common stock at a purchase price of $0.99 per share, exercisable until September 6, 2012; and

•	an option to purchase 10,340,000 shares of common stock, at a purchase price of $.003 per share.

Effective on January 31, 2007 we entered into amended and restated agreements with Laurus which, among other changes, recognized the reverse stock split completed on December 5, 2005. The secured revolving note was revised to eliminate the conversion rights contained therein. The Security agreement was revised to allow distributions to us from North Texas to pay for expenses related to the registration of securities and to allow distributions to be made from Whitco Poles to us or any third party without Laurus's permission.

Gryphon Financing

On September 7, 2005, in connection with the acquisition of North Texas, we entered into Security Agreements (the "Security Agreements") with GSSF Master Fund, L.P. ("GSSF") and Gryphon Master Fund L.P. ("GMF") for the sale of an aggregate of (i) $500,000 in convertible term notes (the "Gryphon Term Notes"), (ii) common stock purchase warrants to purchase 5,999,880 shares of common stock (the "Gryphon Warrants") and (iii) options to purchase 935,000 shares of common stock (the "Gryphon Options"). GSSF and GMF are hereinafter collectively referred to as "Gryphon". The Gryphon Notes, the Gryphon Warrants and the Gryphon Options are convertible into shares of Series F Preferred Stock until such time we amend our certificate of incorporation to provide for available shares of common stock and the shares of Series F Convertible Preferred Stock are only convertible into shares of common stock as long as there are available shares for conversion.

Nite Capital Financing

On September 7, 2005, Nite Capital LP ("Nite") purchased 1,500 shares of Series E Convertible Preferred Stock for an aggregate purchase price of $150,000. Each share of Series E Convertible Preferred Stock is convertible into shares of common stock equal to the stated value of $100 divided by the conversion price of $ .0011. The holders of the Series E Preferred Stock are entitled to receive dividends upon the declaration of a dividend to the common stock holders. However, the payments of such dividend are subject to the payment of dividends on the Series D Convertible Preferred Stock. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock shall be entitled to receive payments prior to any other securities except that the Series D Preferred Stock shall rank senior to that of the Series E Preferred Stock. The holders of Series E Preferred Stock have no voting rights unless such vote directly impacts the rights of the holders of the Series E Preferred Stock.

Existing Debt Conversions

In connection with the closing of the North Texas acquisition, Keshet Fund, L.P., Nesher Ltd. and Talbiya B. Investment Ltd. (collectively, the "Existing Debt Holders"), converted all debt owed including interest to the Existing Debt Holders in the approximate amount of $1,405,236 into 1,182,062 shares of common stock. Further, Dr. Gary Fromm agreed to forgive debt owed to him by our company in the amount of $1,162,732 in consideration of our company issuing 1,182,062 shares of common stock.

Fromm Consulting Agreement

On September 6, 2005, we entered into a consulting agreement with Dr. Fromm which is for a term of six months and which provides a monthly fee of $15,000. On November 15, 2005 William Plamondon became the CEO with Dr. Fromm remaining as Chairman of ATG as well as becoming Chairman of the Audit Committee (without change in his total compensation of $15,000 monthly). The consulting arrangement automatically renews for six month periods unless either party provides notice 30 calendar days prior to the end of consulting period that it is terminating the consulting arrangement.

Luther Consulting Agreement

In connection with the closing of the acquisition of North Texas, we entered into a consulting agreement with Luther Capital Management, Inc. ("Luther Capital") Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisation of North Texas, we have agreed to issue Luther Capital and its designees, an aggregate of 5,580,280 shares (the"Luther Shares") of common stock. The Luther Shares have been valued at $6,863,745 and have been recorded as an accrued expense in the financial statements at April 30, 2006 and have been charged to operations during the nine months ended April 30, 2006.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

Risks Relating to Our Business

We Have in The Past And May in the Future Acquire Other Businesses Which Could be Difficult to Integrate, Thereby Reducing Our Opportunities for Success.

We recently completed the acquisition of North Texas and Whitco Poles. In the future, we may acquire or make strategic investments in other complementary businesses. We have limited experience in acquiring or investing in other businesses and we may not be successful in completing, financing, or integrating an acquired business into our existing operations.

Any such acquisitions could involve the dilutive issuance of equity securities or the incurrence of debt. In addition, although we have not experienced any of these problems to date, the acquisition of businesses pose numerous additional risks, such as:

•	unanticipated costs associated with the acquisition or investment;

•	diversion of management time and resources;

•	problems in assimilating and integrating the new business operations;

•	potential loss of key customers or personnel of an acquired company;

•	increased legal and compliance costs; and

•	unanticipated liabilities of an acquired company.

Further, although an acquired company may have already developed and marketed products, we can not assure you that the products will continue to be successful, that product enhancements will be made in a timely fashion or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to the acquired company or its products and that could materially and adversely affect our business.

We face intense competition from local, national and multinational manufacturers, which could materially and adversely affect our business initiatives.

North Texas' steel fabrication product lines face competition in its main market of northern Texas as well as in the markets it intends to expand into. The steel fabrication markets in North America are highly competitive and require substantial capital outlays. We compete within these markets based primarily on products sold, price, quality, service and distribution. From time to time, the intensity of competition results in price discounting in a particular industry or region. Such price discounting puts pressure on margins and can negatively impact operating profit. Outside of northern Texas, certain competitors enjoy competitive advantages inherent to operating in their home territories.

Our outlook depends on a forecast of our share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to successfully win bids, leading to severe downward pressure on fees for steel fabrication. The environment also remains very competitive from a pricing standpoint. Additional price discounting of steel fabrication contracts would result in lower than anticipated price realization.

Our sales growth is tied to global economic conditions and changes in interest rates could affect our projected revenue.

We are exposed to market risk from changes in interest rates. A local, national and worldwide economic recovery is now underway. If interest rates rise significantly, this recovery could be less robust than assumed, likely weakening steel fabrication sales. In general, higher than expected interest rates, reductions in government spending, higher taxes and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

We rely heavily on commodities in our steel fabrication and price fluctuations can have a material and adverse effect on our operations.

We are exposed to fluctuations in market prices for commodities, especially steel. Due to increasing global demand for steel, coupled with steel supply constraints, the cost of steel has recently increased. At this time, we are unable to predict the potential impact of rising steel costs on the cost of our products. In addition, at this time, we are unable to predict its ability, if any, to increase our bids on projects to cover such costs. We have established arrangements to manage the negotiations of commodity prices and, where possible, to limit near-term exposure to fluctuations in raw material prices. Our business is subject to environmental regulations, with which the failure to comply could result in substantial penalties. We are regulated by federal, state, and international environmental laws governing our use of substances and control of emissions in all our operations. Compliance with these laws could have a material impact on our capital expenditures, earnings, or competitive position. Our failure or inability to comply with the applicable laws and regulations could hurt our financial standing as well.

Our limited production capacity may be require us to use third parties for manufacturing which may result in increased expenses and limit our income, if any.

Risks Relating to Our Current Financing Arrangements

There Are a Large Number of Shares Underlying Our Convertible Notes, Options and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of January 31, 2007, we had approximately 10,382,047 shares of common stock issued and outstanding and we have obligations pursuant to convertible notes, options, warrants and other arrangements which could require the issuance of approximately 27,602,465 additional shares of common stock to Laurus, GSSF, GMF and others. All of the shares, including all of the shares issuable upon conversion of the convertible notes and upon exercise of our warrants and options, have been granted registration rights. Upon registration such shares may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Convertible Notes and Preferred Stock and Exercise of Outstanding Warrants and Options Held by Laurus, GSSF, GMF and Nite may Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the convertible notes and shares of preferred stock and exercise of warrants and options may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the stock at a price lower than the current market prices. Although Laurus, GSSF, GMF and Nite may not convert their convertible notes or preferred stock and/or exercise their warrants or options if such conversion or exercise would cause them to beneficially owning more than 4.99% of our outstanding common stock, this restriction does not prevent Laurus, GSSF, GMF and Nite from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the Laurus, GSSF, GMF and Nite could sell more than this limit while never holding more than this limit.

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Notes at an Unexpected Time, We Could Deplete Our Working Capital. Our Inability to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In September 2005, we entered into various agreements with Laurus GSSF and GMF for the sale of up to $12,500,000 principal amount of secured convertible notes. The secured convertible notes are due and payable, with interest, on a monthly basis over a two-year period, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to pay any taxes when due, our failure to perform under and or commit any breach of the security agreements or any ancillary agreement, any event of default under any other indebtedness by us or any of our subsidiaries could require the early repayment of the secured convertible notes at a rate of 120%, including a default interest rate on the outstanding principal balance of the notes if the default is not cured with the specified grace period. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and we would need to raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Security Agreement, Secured Convertible Notes, Warrants, Stock Pledge Agreement or Subordination Agreement, Laurus, GSSF and GMF Could Take Possession of all Our and Our Subsidiaries' Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property and Real Property.

In connection with the security agreement we entered into in September 2005, we executed a stock pledge agreement in favor of Laurus, GSSF and GMF granting them a first priority security interest in the common stock of our subsidiaries all of our and our subsidiaries' goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement and stock pledge agreement state that if an event of default occurs under any agreement with Laurus, GSSF and GMF, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

If We Sell any Securities at an Effective Price below the Conversion Price of Our Secured Convertible Notes or Exercise Price of Our Warrants, Such Conversion and Exercises Prices Will be Lowered, Resulting in Additional Dilution to Shareholders

We have allocated and registered in this offering approximately 44,220,896 shares of common stock to cover the conversion of the secured convertible notes and exercise of warrants by Laurus and Gryphon. If we engage in a lower priced transaction than our current financing arrangements with Laurus or Gryphon while the secured convertible notes or warrants are outstanding, then the conversion price of the debentures and exercise price of the warrants will be adjusted to the lower transaction price and we may be required to issue additional shares of common stock to Laurus or Gryphon. If this occurs, the number of shares which are registered pursuant to this prospectus may not be adequate. Accordingly, we may be required to file a subsequent registration statement covering additional shares. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

Our common stock may be subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Forward-Looking Statements

Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, fluctuations in currency exchange rates or interest rates, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the option and/or warrants. We expect to use the proceeds received from the exercise of the option and/or warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock, "ATGR.OB," trades in the over-the-counter bulletin board. The actual prices have been adjusted to reflect our reverse stock split.

PERIOD	HIGH BID	LOW BID
November 1, 2003 - January 31, 2004	$3.0000	$0.00

February 1, 2004 - April 30, 2004	$9.0000	$0.00

May 1, 2004 - July 31, 2004	$3.0000	$0.00

August 1, 2004 - October 31, 2004	$5.0000	$0.99

November 1, 2004 - January 31, 2005	$2.1000	$1.80

February 1, 2005 - April 30, 2005	$3.3000	$0.90

May 1, 2005 - July 31, 2005	$2.7000	$0.90

August 1, 2005 - October 31, 2005	$17.417	$0.75

November 1, 2005 - January 31, 2006	$2.252	$0.10

February 1, 2006 - April 30, 2006	$1.300	$0.40

May 1, 2006 - July 31, 2006	$1.250	$0.30

August 1, 2006 -October 31, 2006	$1.010	$0.45

Holders

As of January 31, 2007, there were approximately 2,094 holders of record holding a total of 10,382,047 shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. We currently intend to retain future earnings, if any, to fund its operations and development and do not anticipate paying dividends in the foreseeable future.

At such time as dividends may be declared, our Series A Convertible Preferred Stock is entitled to receive a dividend 10% higher than that paid on the Common Stock.

EXECUTIVE COMPENSATION

The following section contains information about the compensation paid to our executive officers and directors during the last two “completed fiscal years” (as that phrase is used in Item 402 of Regulation S-B promulgated under the Securities Act). For purposes of this section, the last “completed fiscal years” consist of the period s commencing August 1, 2004 and ending July 31, 2005 and August 1, 2005 and ending July 31, 2006, respectively.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William N. Plamondon, III Chairman and CEO (2)	2006 2005	0 0	0 0	837,749 0	0 0	0 0	0 0	470,000 0	1,307,749 0
Dr. Gary Fromm Director (3)	2006 2005	0 0	0 0	1,405,236 0	0 0	0 0	0 0	180,000 0	1,585,236 0
Barry Ennis Executive VP of North Texas	2006 2005	167,505 0	0 0	0 0	0 0	0 0	0 0	0 0	167,505 0
Thomas E. Durkin III Director (4)	2006 2005	0 0	0 0	172,507 0	0 0	0 0	0 0	0 0	172,507 0
Michael S. Luther Director (5)	2006 2005			7,036,252 0	0 0	0 0	0 0	0 0	7,036,252 0

(1) Based upon the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R (revised 2004), Share-Based Payment.

(2) Mr. Plamondon was appointed our Chief Executive Officer on November 15, 2005. Stock awards consisted of 680,881 distributed to RI Heller, LLC, a limited liability company controlled by Mr. Plamondon, from Luther Capital Management. For the column entitled “All Other Compensation,” R. I. Heller, LLC, received compensation from us for management services.

(3) Stock awards consisted of 1,182,062 shares of our common stock transferred from certain debt holders to Dr. Fromm in consideration of forgiving indebtedness in the amount of $1,405,236, all in connection with the acquisition of North Texas. For the column entitled “All Other Compensation,” Dr. Fromm received $15,000 per month pursuant to a consulting agreement with us dated September 6, 2005.

(4) Stock awards consist of shares of our common stock issued in consideration of Mr. Durkin’s personal guaranty of the Laurus Term B note. These shares consisted of an initial 140,250 shares with an additional 257,125 shares that vest at a rate of 21,427 shares per month.

(5) In connection with the closing of the acquisition of the North Texas, we entered into a consulting agreement with Luther Capital Management, Inc. ("Luther Capital") Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisition of North Texas, we agreed to issue Luther Capital and its designees, an aggregate of 5,580,280 shares (the"Luther Shares") of common stock. The Luther Shares have been valued at $6,863,745 and have been recorded as an accrued expense in the financial statements at July 31, 2006 and have been charged to operations during the nine months ended July 31, 2006. At the time of closing of the North Texas Steel transaction, Michael S. Luther signed personal guaranties guarantying the payment of the Laurus Term B note. In exchange, we agreed to issue him 140,250 shares of our common stock at the time of closing of the North Texas Steel Transaction, and an additional 257,125 shares, one -twelfth of which are to vest from and after the date of the closing of the North Texas Steel transactions so long as such guaranty remains in place. This figure includes the valuation of the initial 140,250 shares at $1.23 per share.

Employment Agreements and Change of Control Provisions

We do not have employment agreements or change of control provisions with any of our executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table generally sets forth the number of outstanding awards that have been earned or vested or that have been exercised for each named executive officer as of January 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
William N. Plamondon, III Chairman and CEO	0	0	0	0	—	0	0	0	0
Barry Ennis Executive VP of North Texas	0	0	0	0	—	0	0	0	0

Director Compensation

The following table sets forth information concerning the compensation of our directors during the last completed fiscal year (2006):

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Gary Fromm (2)	0	1,405,236	0	0	0	180,000	1,585,236
William N. Plamondon III (3)	0	837,749	0	0	0	470,000	1,307,749
Thomas E. Durkin III (4)	0	172,507	0	0	0	0	172,507
Michael S. Luther (5)	0	7,036,252	0	0	0	0	7,036,252
R. Barry Ennis (6)	0	0	0	0	0	167,505	167,505

(1) Based upon the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R (revised 2004), Share-Based Payment.

(2) Stock awards consisted of 1,182,062 shares of our common stock transferred from certain debt holders to Dr. Fromm in consideration of forgiving indebtedness in the amount of $1,405,236, all in connection with the acquisition of North Texas. For the column entitled “All Other Compensation,” Dr. Fromm received $15,000 per month pursuant to a consulting agreement with us dated September 6, 2005.

(3) Mr. Plamondon was appointed our Chief Executive Officer on November 15, 2006. Stock awards consisted of 680,881 distributed to RI Heller, LLC, a limited liability company controlled by Mr. Plamondon, from Luther Capital Management. For the column entitled “All Other Compensation,” R. I. Heller, LLC, received compensation from us for management services.

(4) Stock awards consist of shares of our common stock issued in consideration of Mr. Durkin’s personal guaranty of the Laurus Term B note. These shares consist of an initial 140,250 shares with an additional 257,125 shares that vest at a rate of 21,427 shares per month.

(5) In connection with the closing of the acquisition of the North Texas, we entered into a consulting agreement with Luther Capital Management, Inc. ("Luther Capital") Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisition of North Texas, we agreed to issue Luther Capital and its designees, an aggregate of 5,580,280 shares (the"Luther Shares") of common stock. The Luther Shares have been valued at $6,863,745 and have been recorded as an accrued expense in the financial statements at July 31, 2006 and have been charged to operations during the nine months ended July 31, 2006. At the time of closing of the North Texas Steel transaction, Michael S. Luther signed personal guaranties guarantying the payment of the Laurus Term B note. In exchange, we agreed to issue him 140,250 shares of our common stock at the time of closing of the North Texas Steel Transaction, and an additional 257,125 shares, one -twelfth of which are to vest from and after the date of the closing of the North Texas Steel transactions so long as such guaranty remains in place. This figure includes the valuation of the initial 140,250 shares at $1.23 per share.

(6) For the column “All Other Compensation,” Mr. Ennis received cash compensation for services as Executive VP of North Texas.

MANAGEMENT'S DISCUSSION AND ANALYSIS
AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

SUMMARY OF RECENT TRANSACTIONS

Whitco Transaction

On April 25, 2006, through a newly formed wholly owned subsidiary, Whitco Poles, Inc., we acquired certain assets of Whitco Company, L.P. As part of that transaction we issued a warrant to purchase 3,750,000 shares of the Company’s common stock to Laurus Master Funds, Ltd., a Cayman Islands corporation ("Laurus"), valued at $1,875,000, made cash payments of $465,253 and incurred other costs of $70,000.

We also executed a secured term note with Gryphon Master Fund L.P. ("GMF") GMF in the amount of $500,000. We received proceeds from the note in the amount of $395,367, and an aggregate of $104,633 was used to pay a commitment fee and legal costs. GMF’S purchase of the note also required the issuance of a common stock purchase warrant for an aggregate of 675,000 shares with an exercise price of $0.01 per share. The note bears interest at 12% per year and is due upon the earlier of demand, or August 21, 2006. The note is secured by certain assets acquired from Whitco Company L.P. and by the assets of Whitco Poles, Inc.

Additional short-term financing of $70,000 for the transaction was provided by Laurus. The proceeds were utilized to fund other costs incurred. The advance bore interest at the rate of 24% per year and was re-paid prior to July 31, 2006.

North Texas Transaction

On September 7, 2005, through Omaha Holdings, Inc., our wholly owned subsidiary, we entered into the Agreement with the shareholders (the "North Texas Shareholders") of North Texas. Under the terms of the agreement, Omaha acquired 100% of the common stock of North Texas in exchange for the payment of the Purchase Price ($11.0 million). North Texas is engaged in the business of steel fabrication and is based in Fort Worth, Texas. We completed the acquisition of North Texas on September 7, 2005. The Purchase Price was paid as follows:

•	$9,150,000 was paid to the North Texas Shareholders;

•
$1,350,000 was paid to an account designated pursuant to the terms of the North Texas Steel/Omaha Holdings Pension Plan Joint Account Agreement dated September 7, 2005 (the "Pension Plan Agreement"); and

•	$500,000 was paid to an account designated pursuant to the terms of the North Texas Steel/Omaha Holdings Indemnity Joint Account Agreement dated September 7, 2005 (the "Indemnity Agreement").

Each of the North Texas Shareholders, in connection with the acquisition, has entered into a standard non-compete/non-solicitation arrangement.

Concurrently with the acquisition of North Texas, we entered into the following agreements:

Laurus Financings

We entered into agreements with Laurus, pursuant to which the Company sold convertible debt, an option and a warrant to purchase common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, consisting of the following:

•	Secured revolving note in the principal amount of $7,000,000.

•	Secured convertible borrowing note in the principal amount of $3,000,000

•	Secured convertible term note A with a principal amount of $3,000,000;

•	Secured convertible term note B with a principal amount of $2,000,000;

•	Common stock purchase warrant to purchase 2,865,116 shares of common stock at a purchase price of $.99 per share, exercisable until September 6, 2012; and

•	Option to purchase 10,340,000 shares of common stock, at a purchase price of $.003 per share.

See the footnotes to the financial statements for a more detailed description of the securities sold to Laurus.

Gryphon Financing

In connection with the acquisition of North Texas, we entered into Security Agreements (the "Security Agreements") with GSSF Master Fund, L.P. ("GSSF") and Gryphon Master Fund L.P. ("GMF") for the sale of an aggregate of (i) $500,000 in convertible term notes (the "Gryphon Term Notes"), (ii) common stock purchase warrants to purchase 5,999,880 shares of common stock (the "Gryphon Warrants") and (iii) options to purchase 935,000 shares of common stock (the "Gryphon Options"). GSSF and GMF are hereinafter collectively referred to as "Gryphon". See the footnotes to the financial statements for a more detailed description of the securities sold to Laurus.

Nite Capital Financing

On September 7, 2005, Nite Capital LP ("Nite") purchased 1,500 shares of Series E Convertible Preferred Stock for an aggregate purchase price of $150,000. Each share of Series E Convertible Preferred Stock is convertible into shares of common stock equal to the stated value of $100 divided by the conversion price of $.0011.

Existing Debt Conversions

In connection with the closing of the North Texas acquisition, Keshet Fund, L.P., Keshet L.P., Nesher Ltd. and Talbiya B. Investment Ltd. (collectively, the "Existing Debt Holders"), converted all debt owed including interest to the Existing Debt Holders in the approximate amount of $1,405,236 into 1,182,062 shares of common stock. Further, Dr. Gary Fromm agreed to forgive debt owed to him by our company in the amount of $1,162,732 in consideration of our company issuing 479,221 shares of common stock and the Existing Debt Holders transferring 702,840 shares of common stock of our company to Dr. Fromm.

Fromm Consulting Agreement

On September 6, 2005, we entered into a consulting agreement with Dr. Fromm which is for a term of six months and which provides a monthly fee of $15,000. On November 15, 2005 William Plamondon became the CEO with Dr. Fromm remaining as Chairman of ATG as well as becoming Chairman of the Audit Committee (without change in his total compensation of $15,000 monthly). The consulting arrangement automatically renews for six month periods unless either party provides notice 30 calendar days prior to the end of consulting period that it is terminating the consulting arrangement.

Luther Consulting Agreement

In connection with the closing of the acquisition of North Texas, we entered into a consulting agreement with Luther Capital Management, Inc. ("Luther Capital"). Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisition of North Texas, we issued Luther Capital and its designees, an aggregate of 5,580,280 shares (the "Luther Shares") of common stock. In addition to other designations, Luther Capital agreed to transfer 479,295 shares of common stock to Dr. Fromm, 794,361 shares of common stock to Thomas E. Durkin, III, 158,872 shares of common stock to, and 794,361 shares of common stock to RI Heller Co. LLC, a limited liability company of which Mr. William N. Plamondon, III owns a majority of the outstanding membership interests.
Mr. Plamondon, Durkin and Fromm are executive officers and/or directors of our company.

Laurus, GMF, and GSSF Defaults and Waiver of Defaults

Pursuant to the terms of its registration rights agreements with Laurus, GSSF, and GMF, we are obligated to file a registration statement registering the resale of shares of the Company's common stock issuable upon conversion of the convertible notes, exercise of the warrant and exercise of the options issued in connection with the Laurus and Gryphon financings and the Whitco transactions. Pursuant to the original terms of registration rights agreements, if the registration statement was not filed by October 31, 2005 or declared effective by January 7, 2006, or if the registration was suspended other than as permitted the Company was obligated to pay Laurus certain fees and the obligations pursuant to the Laurus and Gryphon financings described above may be deemed to be in default.

On October 31, 2006 we filed a Notification of Late Filing on Form 12-b(25) stating that we would not file our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2006 by the October 30, 2006 filing deadline, but that we would undertake to complete such filing by November 14, 2006, fifteen days from the original October 30, 2006 filing deadline. We did not complete the filing within the timeline specified and such failure constitutes an “event of default” pursuant to our agreements with Gryphon, GMF, and GSSF.

In connection with the security agreements we entered into in September 2005 with Laurus, GMF, and GSSF we executed a stock pledge agreement granting them a interest in the common stock of our subsidiaries all of our and our subsidiaries' goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement and stock pledge agreement state that if an "event of default" occurs under any agreement with Laurus, GSSF and GMF, that they have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements. Our failure to timely file the Form 10-KSB and our failure to file a registration statement as described above each separately constituted an event of default under the security agreements.

Due to our default, on September 12, 2006 we obtained waiver and extension agreements from Laurus, GSSF, and GMP. The extensions and waivers waive any defaults that have occurred related to our failure to file a registration statement by October 31, 2005 by extending the date to file such registration statement to January 31, 2007, with such registration statement to be declared effective by April 15, 2007. Laurus, GMF and GSSF also agreed to waive any claims for default and damages (including claims for liquidated damages pursuant to Section 2 of the Agreements) that would have otherwise accrued through the date of the waiver agreement. Further, both extensions and waivers waived any claim for default as a result of our failure to meet the financial reporting requirements set forth in section 11 of the security agreements provided that we must bring ourselves into compliance with such requirements prior to January 15, 2007. Finally, Laurus agreed to amend the first day that the monthly principal payments under the term Note A are due to the first business day of January, 2007 and GMF and GSSS agreed to extend the maturity dates of their convertible term notes in the total amount of $500,000 payable to GMF and GSSF to September 30, 2007.

GENERAL OVERVIEW

From February 2002 through its acquisition of North Texas in September 2005, the Company largely had ceased its historical operations and incurred nominal operating expenses, primarily related to the maintenance of its corporate existence.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various others assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

Revenue Recognition

Significant portions of North Texas' revenues are derived from construction and service projects. Revenues from fixed-price, cost-plus-fee, time and material and unit-price contracts are recognized using the percentage-of-completion method of accounting which recognizes income as work on a contract progresses. Recognition of revenues and profits generally are related to costs incurred in providing the services required under the contract. Earned revenue is the amount of cost incurred on the contract in the period plus the proportional amount of gross profit earned during the same period. This method is used because management considers total cost to be the best available measure of completion of construction contracts in progress. Provisions for estimated losses on construction contracts in progress are made in their entirety in the period in which such losses are determined without reference to the percentage complete. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to revenue and costs, and are recognized in the period in which the revisions are determined. Claims for additional revenue are not recognized until the period in which such claims are allowed. Direct contract costs include all direct labor, direct materials and some estimating costs and shop and equipment costs. General and administrative costs are charged to expense as incurred. Revenue from discontinued operations was recognized when persuasive evidence of an arrangement existed, the price was fixed, title had transferred, collection of resulting receivables was probable, no customer acceptance requirements existed and there were no remaining significant obligations.

Allowance For Doubtful Accounts

We are required to estimate the collectibility of our trade receivables. A considerable amount of judgment is required in assessing the realization of these receivables including the current creditworthiness of each customer and related aging of the past due balances. In order to assess the collectibility of these receivables, we perform ongoing credit evaluations of our customers' financial condition. Through these evaluations we may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information is received. Our reserves are also based on amounts determined by using percentages applied to certain aged receivable categories. These percentages are determined by a variety of factors including, but are not limited to, current economic trends, historical payment and bad debt write-off experience. We are not able to predict changes in the financial condition of our customers and if circumstances related to our customers deteriorate, our estimates of the recoverability of our receivables could be materially affected and we may be required to record additional allowances. Alternatively, if we provided more allowances than are ultimately required, we may reverse a portion of such provisions in future periods based on our actual collection experience.

Comparison of the Year Ended July 31, 2006 to the Year Ended July 31, 2005

Results of Operations

For the period prior to the acquisition date (September 7, 2005) of North Texas, the Company had limited operations.  The acquisition was accounted for in accordance with the purchase method of accounting and its results of operations are included in the accompanying statements of operations from the acquisition date.

Our acquisition of Whitco in April , 2006 was also accounted in accordance with the purchase method of accounting and its operating results havce been consolidated with ours since its acquisition.

The acquisitions of North Texas’ and Whitco’s operations have become the Company's primary operating segment and, accordingly, year to year are not meaningful.

Revenues

Revenues for the year ended July 31, 2006 were approximately 20,937,000 earned by North Texas and $1,013,000 earned by Whitco.

Cost of Sales

The cost of sales for the year ended July 31, 2006 were approximately $19,383,000 and resulted in a gross margin of approximately $ 2,568,000 or approximately 12 % of revenues.

The cost of sales predominantly consists of the cost of labor, raw materials, outsourcing costs and absorbed indirect manufacturing costs.

Selling, General and Administrative Expenses

For the year ended July 31, 2006 selling, general and administrative expenses were approximately $10,832,000 , which consist primarily of administrative expenses and other expenses, including one-time non-employee equity compensation to consultants aggregating $ 6,876,740 .

As a result of our recapitalization from a privately-held to publicly-held company, our future selling, general and administrative expenses will increase significantly as a result of complying with various federal and state regulatory filing requirements.

Interest Expense

As the result of acquiring North Texas in a highly leverage transaction the Company’s interest expenses increased significantly. Included in interest expense for the year ended July 31, 2006 is the periodic non-cash amortization of the discount ($3,932,000) related to the notes issued in connection with the North Texas Whitco acquisitions.

As the direct result of acquiring North Texas and Whitco and the related financing the Company incurred the following non-operating charges in the year ended July 31, 2006:

•	Amortization of discount of approximately $ 3,932,000 . This non-cash charge is the periodic recognition of the discount related to the issuance of the convertible notes payable.

•
Financing cost recognized in connection with the acquisition amounted to approximated $ 3,450,000 . Such amount is the fair value of the warrants and options granted to advisors and consultants in connection with the acquisition of North Texas Steel.

•	Consulting fee of approximately $ 6,876,740 , paid in stock.

Liquidity and Capital Resources

As of July 31, 2006, we had $2.34 million in cash and equivalents. While in prior periods, we have had sufficient cash on hand to meet our obligations, as a result of the recapitalization, we may not have funds to meet our future working capital and financing needs. As a result, additional financing will be required in order to meet our current and projected cash flow deficits from operations and development. Although we are seeking financing to support our working capital needs, we have no commitments or assurances that it will be successful in raising the funds required.

We believe that we will be successful in meeting the working capital needs to fund the current level of operating activities, capital expenditures and debt and other obligations through the next 12 months. However, if during that period or thereafter, we are not successful in generating sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on the Company's business, results of operations liquidity and financial condition.

If in the future, if we are not capable of generating sufficient revenues from operations and its capital resources are insufficient to meet future requirements, we may have to raise funds to continue our operations.

While the Company has continued to raise capital to meet its working capital requirements, additional financing is required in order to meet future needs. There are no assurances the Company will be successful in raising the funds required and any equity raised would be substantially dilutive to existing shareholders.

The Company's independent certified public accountants have stated in their report included in the Company's Form 10-KSB for the year ended July 31, 2006, that the Company has incurred operating losses in the last two years, and that the Company is dependent upon management's ability to develop profitable operations. These factors among others may raise substantial doubt about the Company's ability to continue as a going concern.

Capital Resources:

As discussed previously and elsewhere in this Form 10-KSB, the Company has utilized both its base of assets and its equity securities to finance its acquisitions of North Texas and Whitco. The North Texas acquisition transaction was highly leveraged and resulted in the issuance of the following:

Indebtedness secured by substantially all of the assets of North Texas, Omaha and the Company. North Texas’ ability to access cash is highly dependent upon a formula determined by its liquid assets.

$2.0 million of convertible secured term notes maturing March 6, 2006.

$8.2 million of convertible term notes that are maturing in September, 2007.

Additionally , the North Texas and Whitco transactions committed the Company to potentially issue significant shares of the common stock for exchange for the convertible indebtedness and exercise of warrants and options to acquire common stock as follows (1):

19,546,819 shares of common stock may be issued if the $10.2 million convertible notes were exchanged by Laurus and Gryphon.

449,991shares of common stock may be issued if 150,000 shares of Series E Preferred were exchanged.

16,661,496 shares of common stock may be issued if Laurus and Gryphon exercised all their warrants to acquired shares of the Company’s common stock

11,275,000 shares of common stock may be issued if Laurus and Gryphon exercised all their options to acquired shares of the Company’s common stock

(1)
Although Laurus, Gryphon and Nite may not convert their convertible notes or preferred stock and/or exercise their warrants or options if such conversion or exercise would cause them to beneficially owning more than 4.99% of our outstanding common stock, this restriction does not prevent Laurus, Gryphon and Nite from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the Laurus, Gryphon and Nite could sell more than this limit while never holding more than this limit.

The Secured Convertible note B issued to Laurus, as amended, requires monthly principal amortization of $98,275 commencing January, 2007.

The Company’s current operations are insufficient to service its existing debt and pay the administrative expenses incurred in connection with being a public enterprise, including legal and accounting services.

In the opinion of management, the Company will be unable to continue its operations beyond the end of the fiscal year ending July 31, 2007 unless additional capital is raised or if the existing indebtedness is refinanced on terms more favorable.

Off- Balance Sheet Arrangements

We do not maintain off-balance sheet arrangements nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

Inflation

The effect of inflation on our revenue and operating results was not significant. Our operations are located in North America and there are no seasonal aspects that would have a material effect on our financial condition or results of operations.

Recent Accounting Pronouncements

SFAS 154. In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. We do not expect the adoption of this SFAS to have a material impact on our financial position, results of operations or cash flows.

SFAS 155 , On February 16, 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect the adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

SFAS 156 , In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. We do not expect the adoption of this new standard  to have a material impact on our financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, Accounting For Income Taxes (“SFAS 109”).  The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The interpretation also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN No. 48 requires that tax positions previously held which no longer meet the more-likely-than-not recognition threshold should be derecognized in the first financial reporting period in which the threshold is no longer met.  Use of a valuation allowance as per SFAS 109, is no longer an appropriate substitute for the derecognition of a tax position.  The interpretation is effective for fiscal years beginning after December 15, 2006.  We have not yet evaluated the impact of the adoption of FIN No. 48 on the our financial position, results of operations or cash flows.

During the quarter ended September 29, 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value as a market based measurement, creates a GAAP framework for measuring fair value and requires expanded disclosures about fair value measurements.  While this statement does not impose any new fair value measurements, it does apply, with certain exceptions, to other pronouncements that either require or permit fair value measurements.  SFAS 157 defines fair value as a market based measurement between market participants and not as an entity specific measurement.  Fair value is either (1) the price received when selling an asset or (2) the price paid to transfer a liability at the measurement date.  SFAS 157 creates a fair value hierarchy which prioritizes the input that should be used in evaluating the assumptions used in pricing techniques used to measure fair value.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We do not expect the adoption of SFAS 157 to have a significant impact on our results of operations or financial condition.

During the quarter ended September 29, 2006, the Securities and Exchange Commission released Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements in Current Year Financial Statements (“SAB 108”), which provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 calls for the quantification of errors using both a balance sheet and income statement approach based on the effects of such errors on each of the company’s financial statements and the related financial statement disclosures. SAB 108 is effective for financial statements issued for the fiscal year ending after November 15, 2006. We do not expect the adoption of SAB 108 to have a significant impact on our results of operations or financial condition.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations.” FIN 47 clarifies that the term conditional asset retirement obligation (“CARO”) as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Therefore, an entity is required to recognize a liability for the fair value of a CARO when that obligation is incurred (generally upon acquisition, construction, or development and (or) through the normal operation of the asset), if the liability’s fair value can be reasonably estimated. Any uncertainty surrounding the timing and method of settlement that is conditional on the occurrence of a future event should be factored into the measurement of the liability, not the timing of its recognition. If sufficient information is not available at the time the liability is incurred, paragraph 3 of SFAS No. 143 requires a liability to be recognized initially in the period in which sufficient information becomes available to estimate its fair value. The provisions of FIN 47 are effective no later than fiscal years ending after December 15, 2005. Retrospective application of interim financial information is permitted but is not required. The Company adopted this pronouncement for fiscal year 2006. The adoption of FIN 47 did not have a significant impact on the Company’s financial position or results of operations.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires that employers recognize on a prospective basis the funded status of an entity’s defined benefit pension and postretirement plans as an asset or liability in the financial statements, requires the measurement of defined benefit pension and postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the funded status of defined benefit pension and postretirement plans in other comprehensive income. SFAS No. 158 also requires additional disclosures in the notes to the financial statements. An employer without publicly traded equity securities shall initially apply the requirement to recognize the funded status of a benefit plan and the disclosure requirements as of the end of the fiscal year ending after June 15, 2007. Accordingly, the Company will adopt SFAS No. 158 in the fourth quarter of its fiscal year ending September 29, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position shall be effective for fiscal years ending after December 15, 2008. Accordingly, the Company will adopt this requirement effective with its fiscal year-end 2009. The Company is currently assessing the impact this standard will have on its consolidated financial statements.

Comparison of the Quarter Ended October 31, 2006 to the Quarter Ended October 31, 2005

Results of Operations

North Texas Steel Corporation

For the period up to the acquisition of North Texas on September 7, 2005, the Company had limited operations.  Since the acquisition was accounted for in accordance with the purchase method of accounting and its results of operations are included in the accompanying statements of operations from the date of acquisition.  As a result of the acquisition, the North Texas operations became the Company's primary operating segment.  Accordingly, period to period comparisons are not meaningful.

Revenues

Revenues for the quarter ended October 31, 2006 resulted from the acquisitions of North Texas Steel and Whitco Poles in September 2005 and April 2006, respectively, and accordingly, period to period comparisons are not meaningful. The Company’s revenues for the three months ended October 31, 2006 were approximately $7,632,000 and were approximately $3,992,000 for the three months ended October 31, 2005. The primary reason for the increase in revenue was the inclusion of a full quarter of North Texas and Whitco revenue in 2006, with only partial North Texas and no Whitco revenue in 2005.

Cost of Sales

The cost of sales for the quarter ended October 31, 2006 was approximately $6,595,000 and approximately $3,552,000 in 2005. The primary reason for the increase was the inclusion of a full quarter of North Texas and Whitco revenue in 2006, with only partial North Texas and no Whitco revenue in 2005.The Company's gross margin was approximately $1,037,000 and $441,000 for the three months ended October 31, 2006 and 2005, respectively or 14% and 11% of revenue, respectively.

The cost of sales predominantly consists of the cost of labor, raw materials, outsourcing costs and absorbed indirect manufacturing costs.

Selling, General and Administrative Expenses

For the quarters ended October 31, 2006 and 2005, selling, general and administrative expenses were approximately $975,000 and $7,332,000, respectively, which consist primarily of administrative expenses. General and administrative expenses decreased by approximately $6,357,000 from 2005. This decrease was primarily from a decrease in one-time equity compensation to consultants of approximately $6,877,000, partially offset by increase resulting from the inclusion of the North Texas and Whitco operations for a full quarter in 2006. As a result of our recapitalization from a privately-held to publicly-held company, our future selling, general and administrative expenses will increase significantly as a result of complying with various federal and state regulatory filing requirements.

Interest Expense

Interest and financing expense results primarily from the acquisition of the North Texas operations in a highly leveraged transaction. Interest and finance costs include the amortization of debt discount resulting from the non cash cost associated with equity instruments issued in connection with the debt and a beneficial conversion feature attributable to the debt instruments.

Liquidity and Capital Resources

As of October 31, 2006, we had approximately $130,000 in cash and equivalents. While in prior periods, we have had sufficient cash on hand to meet our obligations, as a result of the recapitalization, we may not have funds to meet our future working capital and financing needs. As a result, additional financing will be required in order to meet our current and projected cash flow deficits from operations and development. Although we are seeking financing to support our working capital needs, we have no commitments or assurances that it will be successful in raising the funds required.

We believe that we will be successful in meeting the working capital needs to fund the current level of operating activities, capital expenditures and debt and other obligations through the next 12 months. However, if during that period or thereafter, we are not successful in generating sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on the Company's business, results of operations liquidity and financial condition.

If in the future, if we are not capable of generating sufficient revenues from operations and its capital resources are insufficient to meet future requirements, we may have to raise funds to continue our operations.

While the Company has continued to raise capital to meet its working capital requirements, additional financing is required in order to meet future needs. There are no assurances the Company will be successful in raising the funds required and any equity raised would be substantially dilutive to existing shareholders.

The Company's independent certified public accountants have stated in their report included in the Company's July 31, 2006 Form 10-KSB, that the Company has incurred operating losses in the last two years, and that the Company is dependent upon management's ability to develop profitable operations and to restructure its long- and short-term debt obligations to its principal sources of capital. These factors among others may raise substantial doubt about the Company's ability to continue as a going concern.

Off- Balance Sheet Arrangements

We do not maintain off-balance sheet arrangements nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

Inflation

The effect of inflation on our revenue and operating results was not significant. Our operations are located in North America and there are no seasonal aspects that would have a material effect on our financial condition or results of operations.

DESCRIPTION OF BUSINESS

General

We are a Nevada corporation. We were formed on September 27, 1988. We have historically been engaged in the development, commercialization and sale of products and systems using patented and proprietary technologies including catalyst technology and water purification.

We largely ceased operations during 2003 and had begun focusing efforts on restructuring and refinancing. In fiscal year ended July 31, 2005, we successfully continued these efforts in settling various pending law suits and reducing outstanding liabilities and, in September 2005, we entered into various financing transactions and acquired North Texas.

Whitco Transaction

On April 25, 2006 we received certain assets of Whitco Company, LP. We issued 3,750,000 common stock purchase warrants, valued at $1,875,000. These assets are held in a separate subsidiary called Whitco Poles, Inc.

North Texas Transaction

On September 7, 2005, Omaha Holdings, Inc., our wholly owned subsidiary, entered into the Agreement with the North Texas Shareholders. Under the terms of the agreement, Omaha acquired 100% of the common stock of North Texas in exchange for the payment of the Purchase Price. North Texas, as more fully described below, is engaged in the business of steel fabrication and is based in Fort Worth, Texas. We completed the acquisition of North Texas on September 7, 2005. The Purchase Price was paid as follows:

•	$9,150,000 was paid to the North Texas Shareholders;

•
$1,350,000 was paid to an account designated pursuant to the terms of the North Texas Steel/Omaha Holdings Pension Plan Joint Account Agreement dated September 7, 2005 (the "Pension Plan Agreement"); and

•	$500,000 was paid to an account designated pursuant to the terms of the North Texas Steel/Omaha Holdings Indemnity Joint Account Agreement dated September 7, 2005 (the "Indemnity Agreement").

Each of the North Texas Shareholders, in connection with the acquisition, have entered into standard non-compete/non-solicitation arrangements.

Pursuant to the Pension Plan Agreement, $1,350,000 (the "Pension Funds") was deposited into an account, to be managed by Omaha and a representative of the North Texas Shareholders. Interest earned on the Pension Funds shall be paid to Omaha. The Pensions funds are to be used to make payments to cover deficiencies within the North Texas Pension Plan (the "Plan"). At any time, Omaha may cause the Plan to be terminated. Upon dissolution, the Pension Funds shall first be distributed to North Texas to cover its obligations set forth in the Plan and, the remaining funds in the Pension Plan shall be distributed with one-half going to Omaha and one-half going to the North Texas Shareholders. At any time after July 30, 2006, the representative of North Texas, may request that Omaha cause North Texas to terminate the Plan within 60 days. If Omaha causes the Plan to be terminated within 60 days, the Pension Funds shall first be distributed to North Texas to cover its obligations set forth in the Plan and the remaining funds in the Pension Plan shall be distributed with one-half going to Omaha and one-half going to the North Texas Shareholders. If Omaha does not cause the Plan to be terminated within 60 days, the Pension Funds shall be distributed with one-half going to Omaha and one-half going to the North Texas Shareholders.

Pursuant to the Indemnity Agreement, $500,000 (the "Indemnity Funds") was deposited into an account to be managed by Omaha and a representative of the North Texas Shareholders. Interest earned on the Pension Funds shall be paid to Omaha. The Indemnity Funds shall be disbursed to Omaha or any other indemnified party upon the final determination of any covered claim payable. On the following dates the funds shall be distributed to the North Texas Shareholders as follows:

•	On January 30, 2007, all Indemnity Funds in excess of $300,000 shall be disbursed to the North Texas Shareholders;

•	On July 30, 2007, all Indemnity Funds in excess of $200,000 shall be disbursed to the North Texas Shareholders;

•	On July 30, 2008, all Indemnity Funds in excess of $100,000 shall be disbursed to the North Texas Shareholders; and

•	On July 30, 2009, all Indemnity Funds remaining shall be disbursed to the North Texas Shareholders.

Overview

North Texas is an AISC (American Institute of Steel Construction) Certified structural steel fabrication company based in Fort Worth, Texas. North Texas is certified by AISC to have the personnel, organization, experience, capability and commitment meeting the requirements of Conventional Steel Building Structures, Complex Steel Building Structures, Simple Steel Bridges and Major Steel Bridges categories as set forth in the AISC Certification Program. North Texas provides fabrication and detailing of structural steel components for commercial buildings, office buildings, convention centers, sports arenas, airports, schools, churches and bridges. Customers are general construction contractors who are building projects for owners, developers and government agencies.

The trade of steel fabrication is closely connected with both construction and industrial trades in the pre-fabricating of frames, plates, girders and chutes to be used later in the assembly or erection process. The work is conducted primarily indoors, in small fabricating shops or large factories. A structural steel fabricator works from drawings and sketches to perform the following functions to both ferrous and non-ferrous metals:

•	Lay out steel for cutting

•	Burn the metal

•	Saw, cut, shear and punch holes in metal using drills and other power tools

•	Shape, form and straighten metal with the use of heat and flame

•	Fit and ream metal to specifications

•	Rivet, bolt and grind metal

•	Weld, with both electric arc and oxyacetylene welding equipment

•	Prepare, prime and paint structural pieces and plates of steel.

North Texas' customers are general contractors who build large commercial buildings and other structures requiring precision-engineered components. Projects developed by North Texas include commercial buildings, office buildings, convention centers, sports arenas, airports, schools, churches and bridges.

Past North Texas projects include The American Airlines Center, DFW Airport Expansion, Dallas Convention Center Expansion, the sky boxes (suites) in the Texas Stadium, the bridges over the 1-35/1-20 Interchange in Fort Worth, Texas and the People Mover at DFW Airport. Current projects in 2004 and 2005 include The BNSF Railway Bridge, Radio Shack Corporate Headquarters, Pilgrim's Pride Headquarters and Neiman Marcus-San Antonio.

North Texas sells to large general contractors. The North Texas customer list includes most of the leading contractors in northern Texas such as Austin Commercial, Inc., Thomas S. Byrne, Inc and Hensel Phe1ps. North Texas also works closely over the years with engineering firms such as Carter Burgess, Inc., HKS, Inc. and Freese & Nichols.

North Texas considers its current general market area to be Texas and the four contiguous states of New Mexico, Oklahoma, Arkansas and Louisiana. North Texas' focus has generally focused on the Fort Worth area, due to the positive dynamics of the Dallas-Fort Worth metropolitan area and North Texas' very close relationships with the leading contractors in the area, the Company's focus is naturally is in its own backyard.

North Texas owns 17.8 acres of land in an industrial area that is transitioning to retail and residential.

We see the Whitco acquisition as complementary to the North Texas operations and facilities. We feel that this acquisition will allows us to leverage our manufacturing capabilities without the need for significant capital expenditures.

History of North Texas

North Texas was originally founded in 1923 as North Texas Iron and Steel. The operation had hand-operated cranes, a gasoline engine powered circular hoist and a monorail through the storage area. After several profitable years, the business closed in 1943 and was liquidated. It reopened about a year later as North Texas Steel Company at its present site on Bolt Street in Fort Worth. In 1965, North Texas acquired Worth Steel Company at 4410 Marsalis Street in Fort Worth. Worth Steel was operated as a separate entity for several years and was later merged into North Texas.

Operations/Processes

North Texas pursues potential customer projects on both a bid and negotiated basis. In either case, North Texas is invited by the general contractor for the project to present its proposal. North Texas' management believes that it's reputation for fabricating complex structures and delivering projects on time is the key to being a contender for new projects in its market area.

The production capacity of North Texas depends on the complexity and mix of projects coming through the plant. Generally speaking, North Texas can produce approximately 12,000 tons of production output per year. Typically, projects of 1,000 tons or less are completed within 12 months whereas larger, more complex projects may take considerably longer. Pricing is typically "lump sum, firm" and includes transportation to the job site and erection, which is performed by an erection subcontractor.

Industry and Market

The structural steel fabrication industry is made up of many well-established, often family run, businesses whose practice is to concentrate on specialized segments of the industry, i.e. commercial, industrial, bridges, etc. While some of the companies do business throughout the United States, and a few export, the most common market approach is to focus on a geographical area of about 500 miles radius of their plant facility. Production capacity and certifications play an all-important role in the size and nature of projects that are pursued by a fabricator. The health of the general economy, the level of commercial building activity and the general economic growth of the region drive demand for structural steel components.

North Texas is currently in the process of obtaining a license in Arizona and management feels that the western states hold opportunities for expansion, as does the export market. While North Texas does not currently pursue the industrial market, this segment represents another avenue for growth.

Integration of Whitco Assets

Immediately following acquisition of the Whitco assets, we arranged for our North Texas Steel subsidiary to oversee day-to-day management of Whitco. As part of this plan, Barry Ennis became the President of Whitco Poles, Inc. The transition plan involved hiring selected employees from Whitco and moving the manufacturing operations within the North Texas Steel operations.

We believe that North Texas Steel possesses the engineering and manufacturing capability that is required for the Whitco business. Within weeks of the acquisition, Whitco’s operations were moved from its previous location and was operating within a North Steel facility.

We believe the addition of the Whitco business will serve to absorb some of North Texas Steel's overhead and labor costs. Similarly, Whitco's operations were streamlined under the new operation. The integration of Whitco manufacturing was possible because the businesses have similar raw material requirements and manufacturing processes.

Under Whitco’s new ownership, management is focused on building a solid manufacturing and customer service platform. For fiscal 2006, the Company’s attention is on re- establishing the new manufacturing operation and producing positive cash flow. This is in contrast to the objective of growing revenue. For fiscal 2007, the Company anticipates that it will have a solid manufacturing and customer service platform. With a more solid manufacturing and delivery platform, there will be a focus on growing revenue through the sale of quality products with attention to costs.

Employees
Currently there are around 115 full-time employees of which 30 are salaried, 8 are hourly draftsmen, and 77 are hourly shop personnel. North Texas’ employees are not represented by a union. Employment has ranged from approximately 90 to 110 during the past decade.

Purchasing/Gross Profit Margin

Procurement of materials and outside services is an integral component of our business as structural steel fabricator as:

•	raw materials represent approximately 20% of sales

•	miscellaneous materials (stairwell, handrails, etc) account for about 18% of sales

•	erection, using sub-contract erectors, represents about 22%

•	sub-contract detailing represents about 3% of sales.

•	along with freight costs and miscellaneous job expenses, cost of sales - materials represents approximately 13% of sales.

Direct structural production labor, along with payroll taxes, health and workers compensation insurance, represents about 8% of sales; direct engineering production labor represents about .04% of sales. Allocated indirect production costs account for about 1% of sales. The total for cost of sales (direct and indirect costs) ranges from 81% to 99% of sales resulting in a gross profit range of 1% to 19%.

Competition

North Texas competes with a number of structural steel fabricators in its market. Notable among these are the following:

Company	Location	Specialty
W & W Steel Company	Oklahoma City, OK	Buildings

AFCO Steel (owned by W & W Steel Company)	Little Rock, AR	Bridges, buildings

Central Texas Iron Works (part of Herrick Corp.)	Waco, TX	Industrial

Hirschfeld Steel Company	San Angelo, TX	Bridges, buildings, industrial

Cives Steel Company	Roswell, GA	Buildings, industrial

Employment/Consulting Agreements

We entered a consulting agreement with our Chief Executive Officer, Dr. Gary Fromm. The terms of the Dr. Fromm's consulting agreement are described above.

Description of Property

We lease a 1,500 square foot warehouse space at $1,500 per month in Monrovia, California from an unaffiliated third party.

North Texas' two facility locations encompass 169,000 square feet of plant and office space on 17.8 acres in Fort Worth, Texas. All real estate is owned by North Texas. The two locations are:

Address	Description
412 West Bolt Street	Land area: 6.35 acres
Office Bldg.: 5,121 sq. ft.
Shop Bldg.: 114,342 sq. ft.

4410 Marsalis Street	Land area: 11.45 acres
Office Bldg.: 4,375 sq. ft.
Shop Bldg.: 45,270 sq. ft.

Whitco leases 3,204 square feet in a facility and offices at 2001 Beach Street, Fort Worth, TX 76103. The monthly lease payment is $4,272 plus monthly operating expenses.

Legal Proceedings

We are a defendant from time to time in actions for product liability and other matters arising out of our ordinary business operations. We believe that these actions will not have a material adverse effect on our consolidated financial position or results of operations.

MANAGEMENT

Directors and Officers

Name	Age	Position
William N. Plamondon III	57	Chief Executive Officer, Assistant Secretary and Director

Dr. Gary Fromm	72	Chairman of the Board, Chief Financial Officer Secretary, Treasurer and Director

Thomas E. Durkin, III	52	Director

Barry Ennis	60	President of North Texas and Director

Michael S. Luther	48	Director

Background of Executive Officers and Directors

Mr. William N. Plamondon, III, President, Chief Executive Officer and Assistant Secretary and Director.

William N. Plamondon, III, 57, has served as our President and CEO since November 15, 2005. Mr. Plamondon also manages R.I. Heller & Co., LLC, a management consulting firm he founded in 1998. Mr. Plamondon is CEO of Protein Polymer Technologies, a public biotechnology research and development company, and has also served on their board since April 2005. Mr. Plamondon attended Seton Hall University

Mr. Plamondon was on the Board of Directors of ANC Rental Corporation since June 2000 and, from October 2001 to October 2002, he served as its Chief Restructuring Officer. In October 2002, Mr. Plamondon assumed the roles of Chief Executive Officer and President taking the company through a bankruptcy resulting in a ss.363 sale. While with R.I. Heller, in December 2000, Mr. Plamondon became a senior advisor to E&Y Capital Advisors LLC. Prior to founding R.I. Heller, Mr. Plamondon served as President and Chief Executive Officer of First Merchants Acceptance Corporation, a nationwide financing company, from April 1997 until April 1998, and served as a director of First Merchants from March 1995 until April 1998. Mr. Plamondon was with Budget Rent-A-Car Corporation from 1978 until 1997. For the last five years at Budget he held the position of President and CEO.

William N. Plamondon was on the Board of Directors of First Merchant Acceptance Corporation in April of 1997. The Board fired the CEO and asked Mr. Plamondon to step in first as co-CEO and then as CEO in May of 1997. The company filed for bankruptcy in July of 1997. Mr. Plamondon restructured the company and sold it through a ss.363 sale.

Dr. Gary Fromm,  Chairman Chief Financial Officer, Secretary, Treasurer and Director.

Dr. Fromm was a member of the Board of Directors of Vaso Active Pharmaceuticals, Inc., from June 2003 through November, 2005. Dr. Fromm now serves as Chairman and has served as a Director of IDC Financial Publishing, a leading analyst of government reporting financial institutions, since 1984. He has served as a Director to Sky Capital Enterprises, Inc., and Sky Capital Holdings Limited, financial services firms since March 2003. He has served as Chairman of the Board of Sky Capital UK Limited a financial service firm from July 2003 to October 2004. Dr. Fromm has also served as a Director of Global Secure Holdings, Inc., since February of 2003 and as a director of Neoterik Health Technologies, Inc., 1984-2004. Dr. Fromm is also founder and president of Investment Intelligence Systems Corporation and its successor, Unisheet Limited, computer software companies, and co-founder of Data Resources, a market data distribution company. He also has held teaching and research positions with M.I.T., Harvard, the American University, the Brookings Institution, National Bureau of Economic Research and Stanford Research Institute. Dr. Fromm holds an A.M. and a Ph.D. in Economics from Harvard University, an M.S. in Industrial Management from M.I.T. and a B.M.E. in Mechanical Engineering from Cornell University.

Mr. Thomas E. Durkin, III, Director

Thomas E. Durkin, III, age 52, was appointed as Vice President of Corporate Development, General Counsel and Secretary of Waste Services, Inc. (Nasdaq: WSII) (f/k/a Capital Environmental Resource, Inc.) in October 2001. He is also a partner to Durkin & Durkin, a New Jersey based law firm, with whom Mr. Durkin practiced as a partner from September 1978 until September 1997. Mr. Durkin served as a consultant to Waste Management Inc., a multibillion dollar publicly held international solid waste management company, from January 2000 to September 2001. From October 1997 through December 1999, Mr. Durkin served as area Vice President of Business Development of Waste Management Inc. In addition, Mr. Durkin has served as a partner of several privately held real estate holding companies. Mr. Durkin graduated from Fordham University in 1975 and graduated Cum Laude from Seton Hall University School of Law in 1978. Mr. Durkin has since 1999 served as a director of CD&L, Inc. (Amex: CDV).

Mr. Barry Ennis, President of North Texas and Director.

Barry Ennis, age 60, has served as the Executive Vice President/General Manager of North Texas since 1993. Mr. Ennis was appointed as the President of North Texas in September 2005.

Michael S. Luther

Mr. Luther has been involved in corporate finance and merchant banking for 20 years. Most recently, Mr. Luther managed a hedge fund associated with Deutsche Bank and during his tenure Mr. Luther led combined transactions of over $1 billion, the most notable of which was the purchase of Alamo National Car Rental acquired for roughly $4 billion by Cerberus Capital of New York.

Directors

Directors are elected annually at our annual meeting of shareholders. The term of each person currently serving as a director will continue until our next annual meeting or until a successor is duly elected and qualified.

Committees of the Board

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our directors and named executive officers; and (iii) our directors and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

Name and address	Amount and Nature of Beneficial Ownership	Percent of Class (3)
Dr. Gary Fromm(1)(2)	1,639,483	15.79%
Barbara Dritz Trust	680,881	6.56
RI Heller, LLC	680,881	6.56
William N. Plamondon (1)(2)(8)	680,881 (5)	6.56%
Thomas E. Durkin, III (1)(2)	738,339 (6)	7.11%
Barry Ennis(4)(1)	-0-	0.00%
The Keshet Fund LP 825 Third Avenue, 14th Floor New York, New York 10022	1,081,384	10.40%
Luther Capital Management, LLC (9)	1,068,961	10.3%
Charles and Patricia Matteson (7)	2,779,844	21.20%
All executive officers and directors as a group	3,058,703	29.46%

(1)	Executive officer and/or director of our company.

(2)	The address of this person is c/o American Technologies Group, Inc., 300 SE Second Street, Suite 860 Ft. Lauderdale, FL 33301.

(3)	Based on 10,382,047 shares of common stock outstanding.

(4)	President of North Texas Steel Company, Inc.

(5)
In connection with the closing of the acquisition of North Texas, we entered into a consulting agreement with Luther Capital. Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisition of North Texas, we have agreed to issue Luther Capital and its designees, an aggregate of 5,580,280 shares (the "Luther Shares") of common stock. In addition to other designations, Luther Capital agreed to transfer the shares as follows: Luther Capital Management, LLC, 680,881 shares; Thomas E. Durkin III, 434,464 shares; Patricia Matteson, 680,881 shares; Charles Matteson Jr., 680,881 shares; RI Heller, LLC, 680,881; Dr. Gary Fromm, 407,401; Steven Dresner 71,149; and Terra Nova Capital Partners, Inc., 71,149; Luther Capital Management, LLC, 84,205.

(6)	Does not include the 369,169 shares of common stock held by D&D Investments, LLC D&D Investments, LLC, a limited liability company of which Mr. Durkin owns 25% of the outstanding membership interests.

(7)
At the time of closing of the North Texas Steel transactions Charles and Patricia Matteson provided, as collateral for our Term B Note with Laurus, a mortgage against their home in Connecticut valued at approximately $2,000,000 and signed personal guaranties guarantying the payment of the note. In exchange, we agreed to issue them 654,500 shares of our common stock at the time of closing of the North Texas Steel Transactions, and an additional 1,199,917 shares, one-twelfth of which are to vest from and after the date of closing of the North Texas Steel transactions.

(8)	Mr . Plamondon's shares are held indirectly through R.I. Heller, LLC.

(9)	Mike Luther's shares are held through Luther Capital, LLC, of which he is the sole member.

At the time of closing of the North Texas Steel transaction, Thomas E. Durkin, III and Michael Luther each signed personal guaranties guarantying the payment of the Laurus Term B note. In exchange, we agreed to issue each of them 140,250 shares of our common stock at the time of closing of the North Texas Steel Transaction, and an additional 257,125 shares, one -twelfth of which are to vest from and after the date of the closing of the North Texas Steel transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Gary Fromm entered into the following transaction with our company or parties related to our company:

• In connection with the closing of the North Texas acquisition the Keshet Fund, Keshet, L.P. and Talbiya B. Investment Ltd. (the "Existing Debt Holders") converted all debt owed to them including interest in the approximate amount of $1,405,236 into 1,182,064 shares of common stock. Further, Dr. Gary Fromm agreed to forgive debt owed to him by us in the amount of $1,162,732 in consideration of our company issuing 1,182,062 shares of common stock and the Existing Debt Holders agreed to transfer 1,182,062 shares of common stock of our company to Dr. Fromm.

• On September 26, 2005, we entered into a consulting agreement with Dr. Fromm which provides a monthly fee of $15,000.

• In connection with the closing of the acquisition of North Texas, we entered into a consulting agreement with Luther Capital. Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisition of North Texas, we have agreed to issue Luther Capital and its designees, an aggregate of 5,580,280 shares (the "Luther Shares") of common stock. In addition to other designations, Luther Capital agreed to transfer the shares as follows: Luther Capital Management, LLC, 680,881 shares; Thomas E. Durkin III, 434,464 shares; Patricia Matteson, 680,881 shares; Charles Matteson Jr., 680,881 shares; RI Heller, LLC, 680,881; Dr. Gary Fromm, 407,401; Steven Dresner 71,149; and Terra Nova Capital Partners, Inc., 71,149; Luther Capital Management, LLC, 84,205.

Issuance of Shares to Guarantors of Laurus Financings

At the time of closing of the North Texas Steel transactions Charles and Patricia Matteson provided, as collateral for our Term B Note with Laurus, a mortgage against their home in Connecticut valued at approximately $2,000,000 and signed personal guaranties guarantying the payment of the note. In exchange, we agreed to issue them 654,500 shares of our common stock at the time of closing of the North Texas Steel Transaction, and an additional 1,199,917 shares, one-twelfth of which are to vest from and after the date of the closing of the North Texas Steel transactions.

At the time of closing of the North Texas Steel transaction, Thomas E. Durkin, III and Michael Luther each signed personal guaranties guarantying the payment of the Laurus Term B note. In exchange, we agreed to issue each of them 140,250 shares of our common stock at the time of closing of the North Texas Steel Transaction, and an additional 257,125 shares, one-twelfth of which are to vest from and after the date of the closing of the North Texas Steel transactions.

R. I. Heller

The Company has engaged RI Heller, LLC, a limited liability company controlled by William N. Plamondon III, to provide management services to the Company. Initially, we paid R. I. Heller $50,000 per month for the services of William N. Plamondon, as President and Frank Jackson, CFO. Mr. Jackson resigned as CFO in June 2006. We are currently negotiating with R.I. Heller for the continued services of Mr. Plamondon on terms and conditions agreeable to the parties.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and executive officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. These provisions state that our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 1,000,000,000 shares of common stock, par value $.001 per share and 50,000,000 shares of preferred stock, par value $.001 per share. As of August 9, 2006, we had 10,127,607 shares of common stock outstanding. With respect to the preferred stock, 10,000,000 shares of Series A, 500,000 shares of Series B, 2,000 shares of Series C, 900,000 shares of Series D, 25,000 shares of Series E and 900,000 shares of Series F are authorized and designated of which 376,794 shares of Series A and 1,500 shares of Series E preferred stock are issued and outstanding.

Holders of our common stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to stockholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

We have authorized 50,000,000 shares of preferred stock with a par value of $0.001 per share. The preferred stock may be issued from time to time in series having such designated preferences and rights, qualifications and to such limitations as the Board of Directors may determine.

We have authorized 10,000,000 shares of Series A Convertible Preferred Stock ("Series A Stock"). The Series A Stock receives a 10% higher dividend than the common stock, is entitled to one vote per share, shares equally with the common stock upon liquidation and is convertible into one share of common stock at any time at least five years after issuance upon the payment of $3.00 per share. As of December 19, 2006 378,061 shares of Series A Stock were outstanding with no shares having been converted.

We have authorized 500,000 shares of Series B Convertible Preferred Stock ("Series B Stock"). The Series B Stock has a liquidation preference of $8.00 per share, is entitled to one vote per share and is convertible upon holders request without the payment of any additional consideration during the first year following issuance into the number of shares of common stock equal to the quotient of $8.00 per share and the market value per share for the ten trading days immediately preceding conversion and in subsequent years into one share of common stock for each share of Series B Stock. As of December 19, 2006, there is no Series B Stock issued and outstanding.

We have authorized 2,000 shares of Series C Convertible Preferred Stock ("Series C Stock"). The Series C Stock has a liquidation preference of $1,000 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30% discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of December 19, 2006, there is no Series C Stock issued and outstanding.

We have authorized 900,000 shares of Series D Convertible Preferred Stock ("Series D Stock"). The Series D Stock has a liquidation preference of $11.1111 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30% discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of December 19, 2006, there is no Series D Stock issued and outstanding.

We have authorized 25,000 shares of Series E Convertible Preferred Stock ("Series E Stock"). The Series E Stock has a liquidation preference of $100 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30% discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of December 19, 2006, there are 1,500 shares of Series E Stock issued and outstanding.

We have authorized 900,000 shares of Series F Convertible Preferred Stock ("Series F Stock"). The Series F Stock has a liquidation preference of $2.2223 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30% discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of December 19, 2006, there is no Series F Stock issued and outstanding.

Our Board of Directors, without any action by stockholders, is authorized to divide the authorized shares of preferred stock into series and to designate the rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock, including but not limited to dividend, redemption, voting rights and preferences. The ability of our Board of Directors to designate and issue such shares could impede or deter an unsolicited tender offer or takeover proposal and the issuance of additional shares having preferential rights could affect adversely the voting power and other rights of holders of our common stock.

Transfer Agent

Transfer Online, Inc., 317 SW Alder Street, 2nd Floor, Portland, Oregon 97204, is the transfer agent and registrar for our securities.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of January 31, 2007, including the number of shares of common stock issuable to the selling stockholders upon the conversion of convertible notes or preferred stock or exercise of options or warrants held by the selling stockholders and assumes that our company will have an appropriate amount of unissued and authorized shares of common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name	Total Shares of Common Stock, and those Issuable Upon Conversion or Exercise of Securities	Total Percentage of Common Stock, Assuming Full Conversion and Exercise	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before the Offering	Percentage of Common Stock Owned Before Offering	Beneficial Ownership After the Offering	Percentage of Common Stock Owned After Offering
Laurus Master Fund Ltd. (1)	34,659,525	70%	Up to 34,659,525 shares of common stock	549,125	4.99%	549,125	4.99%
Gryphon Master Fund, L.P.	4,555,690	30.49%	Up to 4,555,690 shares of common stock	549,125	4.99%	549,125	4.99%
GSSF Master Fund LP	4,555,690	30.49%	Up to 4,555,690 shares of common stock	549,125	4.99%	549,125	4.99%
Nite Capital LP	449,991	3.93%	Up to 449,991 shares of common stock	449,991	4.00%	449,991	10.32%
Charles and Patricia Matteson (5)	3,216,179	22.62%	1,963,506	3,2116,179	45.13%	3,2116,179	45.13%
Luther Capital Management, Inc. (6)	1,162,461	9.55%	70,750	1,162,461	9.55%	1,162,461	22.92%
Thomas E. Durkin, III (7)	831,839	7.03%	420,750	831,839	7.03%	831,839	17.54%
Barbera Dritz Trust	680,881	5.83%	350,000	680,881	5.83%	680,881	14.83%
Mary Lou Anderson	275	*	275	275	*	275	*
Michael Anderson	3,209	*	3,209	3,209	*	3,209	*

Name	Total Shares of Common Stock, and those Issuable Upon Conversion or Exercise of Securities	Total Percentage of Common Stock, Assuming Full Conversion and Exercise	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before the Offering	Percentage of Common Stock Owned Before Offering	Beneficial Ownership After the Offering	Percentage of Common Stock Owned After Offering
Lawrence Brady	2,000	*	2,000	2,000	*	2,000	*
BWN Nuchen Waste Elim	1,585	*	1,585	1,585	*	1,585	*
Michael and Helena Kobin	10,134	*	10,134	10,134	*	10,134	*
Yan Lin	6,662	*	6,662	6,662	*	6,662	*
Yin Lo	6,411	*	6,411	6,411	*	6,411	*
James Nicastro	8,256	*	8,256	8,256	*	8,256	*
Chunsing Wang	8,326	*	8,326	*	*	8,326	*
John Barringer	386	*	386	*	*	386	*
Robert Dabney Eastham	1,377	*	1,377	*	*	1,377	*
KNF Corporation	4,743	*	4,743	*	*	4,743	*
Philip J. Carcara	79	*	79	*	*	79	*
Gene H. Shioda	157	*	157	*	*	157	*
Denis McCarthy	930	*	930	*	*	930	*
Cliff Kennedy	930	*	930	*	*	930	*
Bernadette Walsh	930	*	930	*	*	930	*
Yvonne McKeown	930	*	930	*	*	930	*
Merrill Communications, LLC	784	*	784	*	*	784	*
Mountain Partners, LLC	6,738	*	6,738	*	*	6,738	*
Otto Jeffrey	385	*	385	*	*	385	*
Lawrence W. Schad	267	*	267	*	*	267	*
Kyle J. Sikorsky	3,334	*	3,334	*	*	3,334	*
Robert & Rogga Sikorsky	4,238	*	4,238	*	*	4,238	*
I-Chu Lin	451	*	451	*	*	451	*
The Spectrum Group	1,283	*	1,283	*	*	1,283	*
Robert C. Thompson W. J. Byrnes & Co.	219	*	219	*	*	219	*
Roger Pay Worldwide Scientific Pub. Co.	65	*	65	*	*	65	*
US Filter	79	*	79	*	*	79	*

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock or the convertible debentures and exercise of the warrants and options is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

* Represents less than 1%.

(1) Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C. The shares of common stock that are being registered includes: (i) 2,865,116 common stock purchase warrants exercisable at $.99 per share; (iii) 10,340,000 shares of common stock issuable upon exercise of an option to purchase shares of common stock exercisable at $.003 per share, (iii) 3,750,00 common stock purchase warrants exercisable at $.001 per share; (iv) up to 8,695,400 shares underlying $4,662,500 total principal amount of convertible term notes; and (v) up to 9,009,009 shares underlying $3,000,000 principal amount due under a minimum borrowing note.

(2) E. B. Lyon, IV may be deemed by a control person of the shares beneficially owned by Gryphon Master Fund LP

(3) Tom C. Davis may be deemed by a control person of the shares beneficially owned by GSSF Master Fund LP

(4) Keith A. Goodman may be deemed by a control person of the shares beneficially owned by Nite Capital LP that are issuable upon conversion of the Series E Preferred Stock.

(5) Charles and Patricia Matteson are control persons by virtue of their ownership of approximately 21.20% of outstanding shares.

(6) Luther Capital Management's sole member is our director, Mike Luther.

(7) Thomas E. Durkin, III is our director.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholders.

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Penny Stock Rule

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Erickson & Sederstrom, P.C. Omaha, Nebraska.

EXPERTS

The financial statements as of June 30, 2006 and 2005 for North Texas included in this Prospectus have been so included in reliance on the report of Weaver and Tidwell, L.L.P., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Corbin & Company, LLP

Pursuant to a resignation letter dated May 23, 2005, Corbin & Company, LLP (the "Former Accountant") resigned as the auditors for our company. The resignation letter was received by our company on May 31, 2005. On June 6, 2005, we engaged De Joya Griffith & Company, LLC ("De Joya"), as our independent certified public accountant. Our decision to engage De Joya was approved by our Board of Directors on June 6, 2005.

The reports of the Former Accountant on the financial statements of our company for the fiscal years ending July 31, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles for the two most recent fiscal years and all subsequent interim periods, except that the Former Accountant's opinion in its report on our financial statements expressed substantial doubt with respect to our ability to continue as a going concern for the last two fiscal years.

During our two most recent fiscal years prior to the resignation and the subsequent interim period through the date of resignation, there were no reportable events as the term described in Item 304(a)(1)(v) of Regulation S-K.

During our two most recent fiscal years prior to the resignation and the subsequent interim period through the date of resignation, there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the Former Accountant would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

We did not consult with De Joya regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by De Joya that was a factor considered by our company in reaching a decision as to the accounting, auditing or financial reporting issues.

De Joya Griffith & Company, LLC

On October 14, 2005, we dismissed De Joya as its independent public accountants. Further, on October 14, 2005, we engaged Russell Bedford Stefanou Mirchandani LLP ("Auditor") as our principal independent accountant. This decision to engage Auditor was taken upon the unanimous approval of the Board of Directors of our company.

During the two fiscal years ended July 31, 2005 and July 31, 2006 and through October 14, 2005, (i) there were no disagreements between our company and De Joya on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of De Joya would have caused De Joya to make reference to the matter in its reports on our financial statements, and (ii) De Joya's report on the Company's financial statements did not contain any adverse opinion, disclaimer of opinion, or modification or qualification of opinion. During the two most recent fiscal years ended July 31, 2005 and July 31, 2006 and through July 31, 2007 there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of American Technologies Group, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or by phone at 1-800-SEC-0330.

AMERICAN TECHNOLOGIES GROUP

REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
American Technologies Group, Inc.
Monrovia, California

We have audited the accompanying consolidated balance sheet of American Technologies Group, Inc. (the "Company") as of July 31, 2006 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended July 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Technologies Group, Inc. as of July 31, 2006, and the results of its operations and its cash flows for each of the two years in the period ended July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Note 3 to the accompanying consolidated financial statements, the Company has suffered recurring losses and is experiencing difficulty in generating sufficient cash flow to meet it obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP Certified Public Accountants

New York, New York
December 8, 2006

AMERICAN TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEET
JULY 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$2,337,540
Restricted cash	280,000
Accounts receivable, net of allowance for doubtful accounts of $59,004	6,048,633
Inventory	3,573,445
Cost and estimated earnings in excess of billings	184,011
Prepaid expenses	118,966

Total current assets	12,542,595

Cash surrender value of officers' life insurance	101,413

Property and equipment, net of depreciation of $131,822	2,563,108

Goodwill	3,390,370

Total assets	$18,597,486

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,092,338
Accrued expenses	3,254,305
Billings in excess of costs and estimated earnings	1,493,475
Notes payable, current portion, net of discount of $1,858,624	1,320,676

Total current liabilities	10,160,794

Notes payable, long term portion, net of discount of $3,907,058	4,982,392

Total liabilities	15,143,186

Stockholders' equity:
Preferred stock, series A	377
Preferred stock, series E	2
Common stock	10,382
Common stock to be issued	14
Stock subscription	6,750
Additional paid-in capital	78,562,313
Accumulated deficit	(75,125,538)

Total stockholders' equity	3,454,300

Total liabilities and stockholders' equity	$18,597,486

The accompanying notes are an integral part of there consolidated financial statements.

AMERICAN TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JULY 31, 2006 AND 2005

	2006	2005
Net sales	$21,951,289	$12,218

Cost of sales	19,382,956	4,260

Gross profit	2,568,333	7,958

Selling, general and administrative expenses	10,832,072	129,446

Operating loss	(8,263,739)	(121,488)

Other income (expense)

Interest income	175,441	-
Interest expense	(1,416,821)	(381,767)
Financing costs	(7,387,808)	-

Total other income (expense)	(8,629,188)	(381,767)

Loss before income taxes	(16,892,927)	(503,255)

Provision for income taxes	-	-

Net loss	(16,892,927)	(503,255)

Preferred dividend	161,800	-

Net loss attributable to common shareholders	$(17,054,727)	$(503,255)

Loss per share, basic and diluted	$(3.48)	$(1.51)

Loss per share attributable to common shareholders, basic and diluted	$(3.51)	$(1.51)

Weighted average shares outstanding	4,859,120	332,589

The accompanying notes are an integral part of there consolidated financial statements.

AMERICAN TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE TWO YEARS ENDED JULY 31, 2006

	Preferred Stock Series A		Preferred Stock Series E		Common Stock		To be Issued		Additional Paid in	Stock	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Subscriptions	Deficit	Total
Balance, July 31, 2004	376,794	$377		$-	332,589	$333	13,719	$14	$53,044,913	$6,750	$(57,567,556)	$(4,515,169)

Net loss											(503,255)	(503,255)

Balance, July 31, 2005	376,794	377	-	-	332,589	333	13,719	14	53,044,913	6,750	(58,070,811)	(5,018,424)

Sale of series E preferred stock			1,500	2					149,998			150,000

Shares issued in settlement of payables					75,143	75			537,549			537,624

Shares issued in settlement of debt and accrued interest					2,364,124	2,364			3,746,066			3,748,430

Shares issued in connection with Luther consulting agreement					5,580,280	5,580			6,858,165			6,863,745

Shares issued in connection with Laurus financing guarantees					2,025,832	2,026			2,489,747			2,491,773

Shares issued for services					4,079	4			12,991			12,995

Warrants issued with debt									7,524,429			7,524,429

Warrants issued for acquisition									1,875,000			1,875,000

Beneficial conversion feature of convertible stock									2,173,455			2,173,455

Beneficial conversion feature of preferred stock									150,000			150,000

Preferred dividend											(161,800)	(161,800)

Net loss											(16,892,927)	(16,892,927)

Balance, July 31, 2006	376,794	$377	1,500	$2	10,382,047	$10,382	13,719	$14	$78,562,313	$6,750	$(75,125,538)	$3,454,300

The accompanying notes are an integral part of there consolidated financial statements.

AMERICAN TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JULY 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(16,892,927)	$(503,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	131,822	-
Stock issued for consulting services	6,863,745
Stock issued for loan guarantees	2,491,773
Amortization of discount	4,064,042	-
Amortization of loan costs	104,633
Stock issued for services	12,995	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(786,051)	(1,600)
Restricted cash	(280,000)
Inventory	(819,993)	2,666
Costs and earnings in excess of billings	101,564	-
Prepaid expenses	(4,100)	-
Increase (decrease) in:
Accounts payable and accrued expenses	2,347,807	381,767
Billings in excess of costs	(117,932)	-

Net cash used in operating activities	(2,782,622)	(120,422)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received through acquisitions	5,882,383	-
Purchases of property and equipment	(65,016)	-

Net cash provided by investing activities	5,817,367	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes	465,367	127,844
Sale of preferred stock	150,000
Proceeds from convertible debt	200,000
Payments on notes	(1,525,539)	-

Net cash provided by (used in) financing activities	(710,172)	127,844

Net increase in cash	2,324,573	7,422

Cash and cash equivalents, beginning of year	12,953	5,531

Cash and cash equivalents, end of year	$2,337,526	$12,953

Cash paid for:
Interest	$1,398,811	$-
Income taxes	-	-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Shares issued to settle accounts payable	$537,624	$-
Shares issued to settle debt and accrued interest	3,748,430	-
Shares issued in connection with Luther consulting agreement	6,863,745	-
Shares issued in connection with Laurus financing guarantees	2,491,773	-
Shares issued for Whitco acquisition	1,875,000	-
Shares issued for services	12,995	-

The accompanying notes are an integral part of there consolidated financial statements.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

Organization and Line of Business

American Technologies Group, Inc. (the "Company", "ATG", “we”, “us”, “our”), a Nevada corporation, was engaged in the development, commercialization and sale of products and systems using its patented and proprietary technologies. The resulting products are intended to offer cost-effective solutions to reduce, and in some cases eliminate, hazardous chemical by-products or emissions resulting from industrial and combustion processes. The Company's proprietary catalyst technology may improve many commercial products including detergents and cosmetics.

The Company largely ceased operations during 2001 and had begun focusing efforts on restructuring and refinancing. In fiscal year ended July 31, 2005, we successfully continued these efforts to settle various pending lawsuits reduce outstanding liabilities, acquire an equity funding facility to finance acquisition of new products, entities and technologies, and otherwise strengthen the business.

On September 7, 2005, ATG, through a newly formed wholly owned subsidiary, Omaha Holdings Corp. ("Omaha"), entered into a Share Purchase Agreement ("Agreement") with the stockholders of North Texas Steel Company, Inc. ("North Texas"), a privately-held company. Effective with the Agreement, all previously outstanding common stock owned by North Texas's shareholders was exchanged for $11,000,000. The transaction is accounted for using the purchase method of accounting in accordance with SFAS No.141, “Business Combinations.” The results of operations for North Texas have been included in the audited consolidated statements of operations since the date of acquisition.

North Texas Steel Company, Inc., is an American Institute of Steel Construction certified structural steel fabrication company and provides fabrication and detailing of structural steel components for commercial buildings, office buildings, convention centers, sports arenas, airports, schools, churches and bridges.North Texas fabricates structural steel from two locations in Fort Worth, Texas. North Texas fabricates structural steel from two locations in Fort Worth, Texas. It contracts with and grants credit to customers primarily located in southwestern United States.

On April 25, 2006, ATG, through a newly formed wholly owned subsidiary, Whitco Poles, Inc. (“Whitco”), acquired certain assets of Whitco Company, LP. The transaction is accounted for using the purchase method of accounting in accordance with SFAS No.141, “Business Combinations.” The results of operations for the Whitco Company, LP assets have been included in the audited condensed consolidated statements of operations since the date of acquisition.

Whitco Company has been a provider of light poles to commercial and industrial markets worldwide. Whitco provides marketing expertise and engineering knowledge to a nationwide contracted lighting representative base as well as OEM customers.

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

Our consolidated financial statements and the accompanying notes, which are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), include American Technologies Group, Inc. and all subsidiaries. We consolidate all majority-owned and controlled subsidiaries as well as variable interest entities in which we are the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.”  We did not participate in any variable interest entities for the period presented.

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

For financial reporting purposes the major constructions contracts completed by North Texas, profits are recognized using the percentage of completion method. Under this method, revenues are recognized based on the percentage of costs incurred to date to estimated total cost for each contract. Revisions in estimated contract profits are made in the period in which circumstances requiring the revisions become known. These estimates are subject to change in the near-term and could significantly impact the financial statements. Provision for estimated losses on uncompleted contracts is made in the period in which such losses are determined. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred.

On contracts where costs and estimated earnings are in excess of billings, the excess is treated as a current asset. Where billings are in excess of costs and estimated earnings, the excess is treated as a current liability.

These amounts are reflected in the accompanying balance sheet as follows:

July 31, 2006
Costs and estimated earnings on
uncompleted contracts in excess of billings	$184,011
Billings on uncompleted contracts in
excess of costs and estimated earnings	(1,493,475)

$(1,309,464)

Whitco revenues and product costs are recognized as their products are shipped to their customers. Whitco’s product lines, while requiring similar manufacturing processes, such as welding and forming metal assemblies, as North Texas, are primarily catalog specified products with much shorter lead and production times.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

Inventory

Inventory, consisting  primarily of raw materials, is valued at the lower of cost or market on average cost basis.

Income Taxes

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. A valuation allowance is provided against deferred income tax assets in circumstances where management believes the recoverability of a portion of the assets is not reasonably assured.

Long-Lived Assets

ATG reviews, as circumstances dictate, the carrying amount of our property and equipment and goodwill. The purpose of these reviews is to determine whether the carrying amounts are recoverable. Recoverability is determined by examining and comparing respective carrying amounts versus expected revenue streams from the related businesses. The amount of impairment, if any, is measured based on the excess of the carrying value over the fair value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed principally by the straight-line and accelerated methods at rates based on estimated useful lives as follows:

Transportation equipment	3 - 6 years
Office furniture and equipment	5 - 10 years
Buildings and improvements	5 - 40 years
Machinery and equipment	3 - 12 years

Cash Flows Presentation

For purposes of the statement of cash flows, time deposits that mature in three months or less are considered cash and cash equivalents.

Use of Estimates

In the normal course of preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the collectibility of accounts receivable, the realizability of inventories, the amounts due under accounts payable, the valuation allowance of deferred tax assets and the fair value of our equity instruments. Actual results could differ from those estimates.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

Research and Development Activities

All costs of new technology acquisition and research and development are charged to operations as incurred.

Non-Monetary Exchanges

Accounting for the transfer or distribution of non-monetary assets or liabilities is based on the fair value of the assets or liabilities received or surrendered, whichever is more clearly evident. Where the fair value of the non-monetary asset received or surrendered cannot be determined with reasonable accuracy, the recorded book value of the non-monetary assets are used.

Basic and Diluted Income (Loss) Per Share

Basic and diluted loss per common share is based upon the weighted average number of common shares outstanding during the fiscal year computed under the provisions of SFAS No. 128, Earnings Per Share. Common share equivalents were not considered as they would be anti-dilutive and had no impact on loss per share for any periods presented. The number of shares outstanding in the computation of loss per share is comprised of the following:

	2006	2005

Common shares outstanding	4,018,901	332,589
Options shares deemed outstanding	840,219	-

Total shares outstanding for computation	4,859,120	332,589

Stock-Based Compensation

On December 16, 2004, the FASB issued FASB Statement No. 123R (revised 2004), “Share-Based Payment” which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. Statement 123R supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees”, and amends FASB Statement No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. The effective date for our application of Statement 123R is January 1, 2006. Management has elected to apply Statement 123R commencing on that date.

At July 31, 2006, the Company has two stock-based employee compensation plans. During the years ended July 31, 2006 and 2005, no stock-based employee compensation cost is reflected in the accompanying statements of operations, as all options granted under those plans had exercise prices equal to or greater than the market value of the underlying common stock on the date of grant. For the year ended July 31, 2005, the Company accounted for those plans under the recognition and measurement principles of APB 25, and related interpretations. Had compensation cost for the Company’s plans been determined consistent with the provisions of SFAS No. 123R, the Company’s net loss would not have changed.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

Derivative Instruments

We account for freestanding derivative financial instruments potentially settled in its own common stock under Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

Fair Value of Financial Instruments

The carrying amounts of our cash, trade payables, accrued expenses, and notes payable approximate their estimated fair value due to the short-term nature of those financial instruments. The estimated fair value of amounts due related parties is not ascertainable as the underlying transactions were between related parties. Also, the estimated fair value of convertible debentures is not determinable as equivalent financial instruments are not easily identifiable.

Goodwill and Other Intangibles

In June 2001, Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets” was issued. Under SFAS 142, goodwill is no longer amortized after December 31, 2001. However, it must be evaluated for impairment at least annually and any losses due to impairment are recognized in earnings. SFAS 142 became effective for the Company on January 1, 2002.

In August 2001, Statement of Financial Accounting Standards No. 144 (“SFAS 144”) “Accounting for the Impairment or Disposal of Long-Lived Assets” was issued. Under SFAS 144, the Company is required to test long-lived assets other than goodwill for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable.

Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders.  SFAS 131 also establishes standards for related disclosures about products and services and geographic areas.  Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Our operations are comprised of one business segment focusing its operations and management on the cutting, welding and assembling of metal components. The Company will evaluate additional segment disclosure requirements as it expands its operations.
Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) released Statement of Financial Accounting Standard (“SFAS”) No.  155, Accounting for Certain Hybrid Financial Instruments, (“SFAS No. 155”). SFAS No. 155 is an amendment of SFAS No.  133, Accounting for Derivative Instruments and Hedging Activities , and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities . SFAS No. 155 establishes, among other items, the accounting for certain derivative instruments embedded within other types of financial instruments; and, eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. Effective for the Company beginning August 1, 2007, SFAS No. 155 is not expected to have any impact on the Company’s financial position, results of operations or cash flows.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

In March 2006, the FASB released SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS Statement No. 140, (“SFAS No. 156”). SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and liabilities in accordance with SFAS No. 140 be initially measured at fair value, if practicable. Furthermore, this standard permits, but does not require, fair value measurement for separately recognized servicing assets and liabilities in subsequent reporting periods. SFAS No. 156 is also effective for the Company beginning August 1, 2007; however, the standard is not expected to have an impact on the Company’s financial position, results of operation or cash flows.

In the first quarter of 2006, the Company adopted SFAS No. 154, Accounting for Changes and Error Corrections—a replacement of Accounting Principals Board (APB) Opinion No. 20 and SFAS Statement No. 3 , (“SFAS No. 154”) which changed the requirements for the accounting for and reporting of a voluntary change in accounting principle. The Company also adopted Statement No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 (“SFAS No. 151”) which, among other changes, requires certain abnormal expenditures to be recognized as expenses in the current period versus capitalized as a component of inventory. The adoption of SFAS No. 154 did not impact the results presented and the impact on any future periods will depend on the nature and significance of any future accounting changes subject to the provisions of the statement. The adoption of SFAS No. 151 did not have any impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“ SFAS   No. 157 “). SFAS   No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement focuses on creating consistency and comparability in fair value measurements. SFAS   No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently evaluating the impact of adopting SFAS 157 on our financial statements .

Reclassifications

Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

NOTE 3 - FINANCIAL CONDITION AND GOING CONCERN

To date, ATG has been unable to generate significant cash flows from our business operations. As a result, we have funded our operations through investor financing, including sales of common stock and the exercise of warrants and options. The Company has also used debt to fund its operations. Until such time as we are able to generate significant cash flows from operations through increased sales of our products, we will be required to continue our reliance on investor financing and debt to fund our operations.

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, during the year ended July 31, 2006, we incurred a net loss of $16,892,927 and negative operating cash flow of $2,782,622. Since its inception, the Company has incurred significant operating losses totaling in excess of $75 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern .

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that we can meet our obligations and sustain operations. Management continues to focus on improving our results of operations by increasing sales and decreasing our cost structure to improve cash flows from operations.

NOTE 4 - RESTRICTED CASH

The terms of the Company’s loan agreements with Laurus (Note _) require all the funds received by North Texas to be deposited into a lockbox controlled by Laurus. North Texas’ ability to borrow additional funds is subject to availability provisions of the loan agreements and the amounts of receivable and inventory pledged as collateral with respect to the loan.

NOTE 5 - ACQUISITIONS

On September 7, 2005, the Company, through a newly formed wholly owned subsidiary, Omaha Holdings Corp. (“Omaha”), entered into a Share Purchase Agreement (“Agreement”) with the stockholders of North Texas Steel Company, Inc. (“North Texas”), a privately-held company. Effective with the Agreement, all previously outstanding common stock owned by North Texas’s shareholders was exchanged for $11,000,000 in cash. The Company also incurred costs directly attributable to the acquisition of $1,593,370. The transaction is accounted for using the purchase method of accounting in accordance with SFAS No.141, “Business Combinations.” The results of operations for North Texas have been included in the audited consolidated statements of operations since the date of acquisition. The total acquisition price of $12,593,370 has been allocated as follows:

Cash	$5,587,017
Other current assets	6,776,879
Property and equipment	2,551,239
Other assets	101,413
Goodwill	2,389,899
Current liabilities	(4,813,077)
Other liabilities	(-0-)

Total	$12,593,370

During the fourth quarter, we increased the amount allocated to goodwill in the North Texas acquisition to $2,389,899 from $1,366,637 previously allocated, as a result of a revaluation of assets and liabilities acquired.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

On April 25, 2006, the Company, through a newly formed wholly owned subsidiary, Whitco Poles, Inc., acquired certain assets of Whitco Company, L.P. The Company issued 3,750,000 common stock purchase warrants, valued at $1,875,000. The transaction is accounted for using the purchase method of accounting in accordance with SFAS No.141, “Business Combinations.” The results of operations for the assets acquired have been included in the audited consolidated statements of operations since the date of acquisition. The total acquisition price of $1,875,000 has been allocated as follows:

Cash	$295,366
Other current assets	1,637,996
Property and equipment	78,675
Goodwill	1,000,471
Other current liabilities	(1,137,508

Total	$1,875,000

During the fourth quarter, we increased the amount allocated to goodwill in the Whitco acquisition to $1,000,471. There was no previous allocation to goodwill. The increase was the result of a revaluation of assets and liabilities acquired.

Pro forma unaudited financial information, assuming that the acquisitions had occurred as of August 1, 2004 is as follows:

	2006	2005
Revenues	$34,370,536	$43,708,014
Net (Loss) income	(17,776,419)	(1,521,528)
(Loss) income per share	$(3.66)	$(4.39)

The unaudited pro forma amounts are not necessarily indicative of the results that would have occurred if the acquisitions of North Texas and Whitco had been completed on the date indicated.

NOTE 6 - CONTRACT RECEIVABLES

At July 31, 2006, trade accounts receivable consist of the following:

Currently receivable on contracts	$5,594,947
Retainage on uncompleted contracts	512,690
6,107,637
Less allowance for doubtful accounts	(59,004)
$6,048,633

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

NOTE 7 - INVENTORIES

At July 31, 2006, inventories consist of the following:

Raw materials	$3,251,888
Work in progress	321,555
$3,573,444

NOTE 8 - PROPERTY AND EQUIPMENT

At July 31, 2006, property and equipment consist of the following:
2006
Land	$695,000
Buildings and improvements	1,435,000
Machinery and equipment	448,951
Office furniture and equipment	115,979
2,694,930
Less accumulated depreciation and amortization	131,822
$2,563,108

Depreciation expense was $131,822 and $0 for the years ended July 31, 2006 and 2005 respectively

NOTE 9 - PROFIT SHARING PLAN

The Company has a profit sharing and savings plan covering substantially all employees of North Texas. The Company’s contribution to the plan is determined annually by the Board of Directors. The Company made no contributions to the plan for years ended July 31, 2006 and 2005.

NOTE 10 - PENSION PLAN

In connection with the acquisition of North Texas, ATG has elected to close the non-contributing defined benefit plan to new participants and benefit accruals have been discontinued. Management is currently in the process of terminating the pension plan pursuant to the terms of the North Texas Steel/Omaha Holdings Pension Plan Joint Account Agreement dated September 7, 2005. Pursuant to the Pension Plan Joint Account Agreement, $1,350,000 (the “Pension Funds”) was deposited into an account, to be managed by Omaha and a representative of the North Texas Shareholders. Interest earned on the Pension Funds shall be paid to Omaha. The Pensions funds are to be used to make payments to cover deficiencies within the North Texas Pension Plan (the “Plan”). At any time, Omaha may cause the Plan to be terminated. Upon dissolution, the Pension Funds shall first be distributed to North Texas to cover its obligations set forth in the Plan and, the remaining funds in the Pension Plan shall be distributed with one-half going to Omaha and one-half going to the North Texas Shareholders. At any time after July 30, 2006, the representative of North Texas, may request that Omaha cause North Texas to terminate the Plan within 60 days. If Omaha causes the Plan to be terminated within 60 days, the Pension Funds shall first be distributed to North Texas to cover its obligations set forth in the Plan and the remaining funds in the Pension Plan shall be distributed with one-half going to Omaha and one-half going to the North Texas Shareholders. If Omaha does not cause the Plan to be terminated within 60 days, the Pension Funds shall be distributed with one-half going to Omaha and one-half going to the North Texas Shareholders.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

Assuming the pension plan was liquidated as of July 1, 2006, the Company’s estimated the pension plan deficiency amount to be approximately $1,044,000. As used in Pension Plan Joint Account Agreement, the term “Deficiency Amount” shall mean the amount reasonably estimated by the Plan’s enrolled actuary, which, as of the date of the Determination Letter equals the amount by which: (i) the total amount of the “lump sum” distributions payable to Plan participants in each case who are then currently eligible to elect benefit payment in the form of a lump sum totaling approximately $4,516,000 (calculated in accordance with the provisions of the Plan and applicable law), exceeds (ii) the total value of the assets of the Plan attributable to the lump sum distributions payable to such Plan participants totaling approximately $3,472,000.

The benefits are based on years of service and the employee’s compensation averaged over the last five years of employment. The funding policy is to contribute annually to the plan an amount at least equal to the minimum required contribution for a qualified retirement plan but not in excess of the maximum tax deductible contribution.

The following table sets forth the plan’s funded status as of June 30, 2006 and 2005 (the most recent plan year end) and amounts recognized in the Company’s balance sheets at July 31, 2006 and 2005

	2006	2005
Fair value of plan assets	$3,472,247	$3,532,545
Benefit obligation	3,391,135	3,349,181
Funded status	81,182	183,364
Prepaid benefit cost recognized in the balance sheets	1,309,978	1,325,635
Weighted-average discount rate	7.0	7.5
Weighted-average long-term rate of return on plan assets	7.0	7.5
Rate of future compensation levels	4.0	4.0
Net periodic pension cost (included in selling, general and administrative expenses	$15,657	$280,642
Employer contribution	$0	$250,000
Plan participants’ contributions	$0	$0
Benefits paid	$257,324	$388,468

The Company pension plan weighted-average asset allocations at June 30, by asset category are as follows:

	2006	2005
Asset Category
Equity Securities	22%	4%
Debt Securities	54%	65%
Real estate	0%	0%
Other	24%	31%

The Company’s investment policy is to invest conservatively and maintain investments to cover the obligations under the frozen plan. Periodically management reviews the investments to determine if allocations should be rebalanced. Professional managers manage all assets for the Plan and independent consultants assist in attainment of its objectives.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

The Company benefit payments which are based on the same assumptions used to measure the Company benefit obligation at July 31, 2006 are as follows:

2007	$244,103
2008	242,338
2009	265,690
2010	262,254
2011	258,197
2012-2014	1,474,459

NOTE 11 - CONCENTRATIONS

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash, cash investments and accounts receivable.

We maintain our cash and cash equivalents in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in these accounts. ATG believes it is not exposed to any significant credit risk on cash and cash equivalents.

Concentration of credit risk with respect to accounts receivable is limited due to the geographic distribution of the entities comprising the Company’s customer base. The Company’s revenues earned on contracts for the year ended July 31, 2006 included an aggregate of 59% from four customers. One supplier accounted for 23% of our purchases for the year ended July 31, 2006. Three customers account for 55% of our accounts receivable at July 31, 2006.

NOTE 12 - INCOME TAXES

The provision (benefit) for income taxes consists of the following:

	2006	2005
Current
Federal	$—	$—)
State	—	—)
Deferred	5,762,294	—
Less: valuation allowance	(5,762,294)	—

Net	$—	$—

Deferred tax assets (liabilities) representing temporary differences due to the timing of recording expenses for taxes and the financial statements as of July 31, 2006 and 2005, respectively, and are comprised of the following

2006
Gross deferred tax assets
Vacation accrual deductible in future periods	$39,450
Reserve for bad debts deductible in future periods	20,062
Section 263A costs deductible in future periods	42,500
Net operating losses	5,743,595
Net operating losses	5,845,607
Gross deferred tax liabilities
Property and equipment basis due to accelerated depreciation for tax	(34,000)
Net deferred tax asset	5,811,607
Less valuation allowance	(5,811,607)
Deferred tax asset	$—

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

Due to the fact that it is not more likely than not that the deferred tax assets can be realized, a valuation allowance has been established to reduce the net deferred tax asset to zero.

The change in the valuation allowance that occurred between August 1, 2005 and July 31, 2006 is as follows:

Valuation allowance August 1, 2005	$—
Valuation allowance due to acquisitions	49,313
Valuation applied during year ended July 31, 2006	5,762,294
Valuation allowance July 31, 2006	5,811,607

The Company has not filed a Federal and State tax returns for several years. However, the Company has estimated a current net operating loss carry-forward of approximately $17,000,000 for federal income tax purposes that ultimately expire in 2026.

The differences between the actual income tax benefit and the benefit computed applying the domestic statutory federal and state rates to losses before income tax is primarily due to the valuation allowance applied to the deferred tax asset as of July 31, 2006 and the change in the valuation allowance for the year ended July 31, 2006.

NOTE 13 - CONVERTIBLE DEBENTURES AND OTHER NOTES PAYABLE

At July 31, 2006, our outstanding borrowings were:

2006
Notes Payable to Laurus:
Secured revolving note	$7,000,000
Secured convertible term note A	2,568,750
Secured convertible term note B	2,000,000
Notes Payable to Gryphon:
Secured convertible term note - North Texas	500,000
12,068,750
Less: Discount on Debt	(5,765,682)
$6,303,068

Notes payable outstanding at July 31, 2006 mature as follows:

Year ending July 31,
2007	$3,179,300
2008	1,679,300
2009	7,210,150

$12,068,750

Laurus Financings

In connection with the acquisition of North Texas, we entered into agreements with Laurus Master Funds, Ltd., a Cayman Islands corporation (“Laurus”), pursuant to which we issued convertible debt, a warrant and an option to purchase shares of our common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The securities sold to Laurus include the following:

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

•	Secured revolving note in the original principal amount of $7,000,000;

•	Secured convertible term note A in the original principal amount of $3,000,000;

•	Secured convertible term note B in the original principal amount of $2,000,000;

•	Common stock purchase warrant to purchase 2,865,116 shares of our common stock at a purchase price of $.99 per share, exercisable until September 6, 2012; and

•	Option to purchase 10,340,000 shares of our common stock, at a purchase price of $.003 per share

Each of the securities issued to Laurus are convertible into shares of Series D Preferred Stock, and the Series F Preferred Stock with respect to the secured convertible term note B, until such time that we amend our certificate of incorporation to provide for available shares of common stock and the shares of Series D Convertible Preferred Stock and the Series F Convertible Preferred Stock are only convertible into shares of common stock as long as there are no available shares for conversion.

Secured revolving note

We are permitted to borrow an amount based upon its eligible accounts receivable, as defined in the agreements with Laurus. We must pay certain fees for any unused portion of the credit facility or in the event the facility is terminated prior to expiration. Our obligations under all notes are secured by all of the assets of the Company, including but not limited to inventory, accounts receivable and a pledge of the stock of Omaha and North Texas. The minimum borrowing notes, the secured revolving notes and the secured convertible term note A mature on September 6, 2008. Annual interest on the minimum borrowing notes, the secured revolving notes and the secured convertible term note A is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.0%, provided, that, such annual rate of interest may not be less than 8.25%, subject to certain downward adjustments resulting from certain increases in the market price of our common stock. Interest on the minimum borrowing notes, the secured revolving notes and the secured convertible term note A is payable monthly in arrears on the first day of each month, commencing on October 1, 2005.

The principal amount of the secured convertible minimum borrowing note, together with accrued interest thereon is payable on September 7, 2008. The secured convertible minimum borrowing note may be redeemed by us in cash by paying the holder 120% of the principal amount, plus accrued interest. The holder of the secured convertible minimum borrowing note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $.333, subject to adjustment as described below.

Secured convertible term note A

The principal amount of the secured convertible term note A is repayable at the rate of $50,000 per month together with accrued but unpaid interest, commencing on January 1, 2006, which such principal payment increases to $98,275 on April 1, 2006. The monthly amounts shall automatically convert into shares of our common stock in the event that there is an effective registration statement, the average market price for the five days preceding the payment date is equal to or greater than 120% of the fixed conversion price and the amount of such conversion does not exceed 25% of the aggregate dollar trading volume of our common stock for the 22 trading days immediately preceding the prepayment date (the “Laurus Trading Volume Limit”). In the event that the conversion exceeds the Laurus Trading Volume Limit, then Laurus will only be required to convert the portion of the secured convertible term note A up to the Laurus Trading Volume Limit and we will be required to pay off the remaining balance of the monthly amount. The secured convertible term note A may be redeemed by the Company in cash by paying the holder 120% of the principal amount, plus accrued interest. The holder of the term note may require us to convert all or a portion of the secured convertible term note A, together with interest and fees thereon at any time. If paid in shares of common stock the number of shares to be issued shall equal the total amount due, divided by $.99, subject to adjustment as described below.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

We received an additional advance of $70,000 pursuant to the term note A, during the third quarter of 2006. The proceeds were applied to costs incurred in connection with the Whitco transaction. The additional advance bears interest at the rate of 24% per year. By July 31, 2006, the additional advance was repaid.

Secured convertible term note B

The principal amount of the secured convertible term note B is repayable in full on March 6, 2007. Interest on the secured convertible term note B accrues at the rate of 12% during the first year outstanding and 18% thereafter until maturity. On the maturity date, all principal and interest shall automatically convert into shares of our common stock in the event that there is an effective registration statement, the average market price for the five days preceding the payment date is equal to or greater than 120% of the fixed conversion price and the amount of such conversion does not exceed 25% of the Laurus Trading Volume Limit. In the event that the conversion exceeds the Laurus Trading Volume Limit, then Laurus will only be required to convert the portion of the secured convertible term note A up to the Laurus Trading Volume Limit and we will be required to pay off the remaining balance of the monthly amount. The secured convertible term note B may be redeemed by the Company in cash by paying the holder 100% of the principal amount, plus accrued interest. The holder of the secured convertible term note B may require us to convert all or a portion of the secured convertible term note B, together with interest and fees thereon at any time. If paid in shares of common stock the number of shares to be issued shall equal the total amount due, divided by $.333.

Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution.

Gryphon Financing

In connection with the acquisition of North Texas Steel, we entered into Security Agreements (the “Security Agreements”) with GSSF Master Fund, L.P. (“GSSF”) and Gryphon Master Fund L.P. (“GMF”) for the sale of an aggregate of (i) $500,000 in convertible term notes (the “Gryphon Term Notes”), (ii) common stock purchase warrants to purchase 5,999,880 shares of common stock (the “Gryphon Warrants”) and (iii) options to purchase 935,000 shares of common stock (the “Gryphon Options”). GSSF and GMF are hereinafter collectively referred to as “Gryphon”. The Gryphon Notes, the Gryphon Warrants and the Gryphon Options are convertible into shares of Series F Preferred Stock until such time as we amend our certificate of incorporation to provide for available shares of common stock and the shares of Series F Convertible Preferred Stock are only convertible into shares of common stock as long as there are available shares for conversion.

Each of the securities issued to GSSF and GMF are convertible into shares of Series E Preferred Stock until such time that we amend our certificate of incorporation to increase its authorized shares of common stock to 15,000,000,000 and the shares of Series E Convertible Preferred Stock are only convertible into shares of common stock as long as there are available shares for conversion.

The Gryphon Notes bear interest at 12%, mature one year from the date of issuance, and are convertible into our common stock, at Gryphon’s option, at a conversion price of $.333. Based on this conversion price, the Gryphon Notes in the amount of $500,000 excluding interest, are convertible, upon the Company increasing its authorized shares of common stock, into 1,501,501 shares of our common stock. On the maturity date of the Gryphon Notes, the Gryphon Notes shall automatically convert into shares of common stock in the event that the average market price for the five days preceding the maturity date is equal to or greater than 120% of the fixed conversion price and the amount of such conversion does not exceed 25% of the aggregate dollar trading volume of the Company’s common stock for the 22 trading days immediately preceding the maturity date (the “Trading Volume Limit”). In the event that the conversion exceeds the Trading Volume Limit, then Gryphon will only be required to convert the portion of the Gryphon Notes up to the Trading Volume Limit and we will be required to pay off the remaining balance.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

We may prepay the Gryphon Notes. In addition, we have granted Gryphon a security interest in substantially all of the Company’s assets as well as registration rights. Gryphon’s rights to any security interest are subordinated to that of Laurus Master Fund, Ltd.

The Gryphon Warrants are exercisable from the date of issuance through February 28, 2007 at an exercise price of $.333 per share. The Gryphon Options are exercisable at an exercise price of $.003 per share.

Gryphon April 2006 Financing

On April 21, 2006, we executed a secured term note with GMF in the amount of $500,000. We received proceeds from the note in the amount of $395,367, and an aggregate of $104,633 was used to pay a commitment fee and legal costs. In conjunction with the note, we issued a common stock purchase warrant for an aggregate of 675,000 shares, with an exercise price of $0.01 per share. The note bears interest at 12% per year and is due upon the earlier of demand, or August 21, 2006. The note is secured by certain assets acquired from Whitco Company L.P. and by the assets of Whitco Poles, Inc. As of July 31, 2006, the principal balance of the notes was repaid and the notes were retired.

Discount on Debt

The Company has valued the warrants and options issued with the Laurus and Gryphon financings using the Black Sholes pricing model. The value has been recorded at $7,322,936, based on the warrants and options relative fair value. We have also recorded a beneficial conversion feature of $2,173,455 in connection with the convertible notes. The resulting discount of $9,496,391 is being amortized over the terms of the related debt instruments.

The Company has valued the warrants issued with the Gryphon April 2006 financing using the Black Sholes pricing model. The value has been recorded at $201,493, based on the warrants relative fair value. The resulting discount of $201,493 is being amortized over the term of the debt instrument.

Laurus, GMF, and GSSF Defaults and Waiver of Defaults

Pursuant to the terms of its registration rights agreements with Laurus, GSSF, and GMF, we are obligated to file a registration statement registering the resale of shares of the Company’s common stock issuable upon conversion of the convertible notes, exercise of the warrant and exercise of the options issued in connection with the Laurus and Gryphon financings and the Whitco transactions. Pursuant to the original terms of registration rights agreements, if the registration statement was not filed by October 31, 2005 or declared effective by January 7, 2006, or if the registration was suspended other than as permitted the Company was obligated to pay Laurus certain fees and the obligations pursuant to the Laurus and Gryphon financings described above may be deemed to be in default.

On October 31, 2006 we filed a Notification of Late Filing on Form 12-b(25) stating that we would not file our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2006 by the October 30, 2006 filing deadline, but that we would undertake to complete such filing by November 14, 2006, fifteen days from the original October 30, 2006 filing deadline. We did not complete the filing within the timeline specified and such failure constitutes an “event of default” pursuant to our agreements with Gryphon, GMF, and GSSF.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

In connection with the security agreements we entered into in September 2005 with Laurus, GMF, and GSSF we executed a stock pledge agreement granting them a interest in the common stock of our subsidiaries all of our and our subsidiaries’ goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement and stock pledge agreement state that if an “event of default” occurs under any agreement with Laurus, GSSF and GMF, that they have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements. Our failure to timely file the Form 10-KSB and our failure to file a registration statement as described above each separately constituted an event of default under the security agreements.

Due to our default, on September 12, 2006 we obtained waiver and extension agreements from Laurus, GSSF, and GMP. The extensions and waivers waive any defaults that have occurred related to our failure to file a registration statement by October 31, 2005 by extending the date to file such registration statement to January 31, 2007, with such registration statement to be declared effective by April 15, 2007. Laurus, GMF and GSSF also agreed to waive any claims for default and damages (including claims for liquidated damages pursuant to Section 2 of the Agreements) that would have otherwise accrued through the date of the waiver agreement. Further, both extensions and waivers waived any claim for default as a result of our failure to meet the financial reporting requirements set forth in section 11 of the security agreements provided that we must bring ourselves into compliance with such requirements prior to January 15, 2007. Finally, Laurus agreed to amend the first day that the monthly principal payments under the term Note A are due to the first business day of January, 2007 and GMF and GSSS agreed to extend the maturity dates of their convertible term notes in the total amount of $500,000 payable to GMF and GSSF to September 30, 2007.

NOTE 14 - STOCKHOLDERS’ EQUITY

Common Stock

ATG has authorized 1,000,000,000 shares of common stock, with a par value of $.001 per share. On December 5, 2005 we effected a one (1) for three hundred (300) reverse stock split of our issued and outstanding shares of common stock, $.001 par value. Total authorized shares and par value remain unchanged. All references to the financial statements and notes for financial statements, numbers of shares and share amounts have been retroactively restated to reflect the reverse split. As of July 31, 2006, 10,382,047 shares of common stock were issued and outstanding.

During year ended July 31, 2006, the Company issued an aggregate of 4,079 shares of common stock to consultants exchange for a total of $12,995 for services and expenses rendered.

During year ended July 31, 2006, $289,045 and $248,579 of liability was settled through the issuance of 31,770 and 43,373 shares of common stock related to accounts payable and accrued payroll liabilities, respectively.

In connection with the consummation of the North Texas acquisition, Keshet Fund, L.P., Keshet L.P., Nesher Ltd. and Talbiya B. Investment Ltd. (collectively, the “Existing Debt Holders”), converted all indebtedness including interest to the Existing Debt Holders in the approximate amount of $1,405,236 into 1,884,902 shares of common stock. Further, Dr. Gary Fromm, our Chief Financial Officer and a member of the Board of Directors agreed to exchange indebtedness owed to him by the Company in the amount of $1,162,732 in consideration for the issuance of 479,221 shares of our common stock and the transfer from Existing Debt Holders 702,840 shares of our common stock.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

In connection with the closing of the acquisition of North Texas, we entered into a consulting agreement with Luther Capital Management, Inc. (“Luther Capital”) Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisition of North Texas, we have agreed to issue Luther Capital and its designees, an aggregate of 5,580,280 shares (the “Luther Shares”) of common stock. The issuance of the Luther Shares are subject to the Company filing an amendment to its certificate of incorporation to provide for an adequate amount of authorized but un-issued shares of common stock. The Luther Shares were issued during May, 2006. The Luther Shares have been valued at $6,863,745 and have been charged to operations during the year ended July 31, 2006.

In connection with the provision of collateral utilized to secure the financing provided by Laurus, we agreed to issue 420,750 shares of common stock to Thomas E. Durkin, III and 420,750 shares of common stock to Luther Capital Management, Inc. and 1,963,500 shares of common stock to Charles and Patricia Matteson. These shares have been valued at $3,450,150 and have been charged to operations during the year ended July 31, 2006. As of July 31, 2006, 2,025,832 of these shares, with a value of $2,491,773, have been issued. The remaining value of $958,377 has been recorded as an accrued expense as of July 31, 2006.

Preferred Stock

ATG has authorized 50,000,000 shares of preferred stock with a par value of $0.001 per share. The preferred stock may be issued from time to time in series having such designated preferences and rights, qualifications and to such limitations as the Board of Directors may determine.

ATG has authorized 10,000,000 shares of Series A Convertible Preferred Stock (“Series A Stock”). The Series A Stock receives a 10% higher dividend than the common stock, is entitled to one vote per share, shares equally with the common stock upon liquidation and is convertible into one share of common stock at any time at least five years after issuance upon the payment of $3.00 per share. As of July 31, 2006, 376,794 shares of Series A Stock were outstanding with no shares having been converted.

ATG has authorized 500,000 shares of Series B Convertible Preferred Stock (“Series B Stock”). The Series B Stock has a liquidation preference of $8.00 per share, is entitled to one vote per share and is convertible upon holders request without the payment of any additional consideration during the first year following issuance into the number of shares of common stock equal to the quotient of $8.00 per share and the market value per share for the ten trading days immediately preceding conversion and in subsequent years into one share of common stock for each share of Series B Stock. As of July 31, 2006, there is no Series B Stock issued and outstanding.

ATG has authorized 2,000 shares of Series C Convertible Preferred Stock (“Series C Stock”). The Series C Stock has a liquidation preference of $1,000 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30% discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of July 31, 2006, there is no Series C Stock issued and outstanding.

ATG has authorized 900,000 shares of Series D Convertible Preferred Stock (“Series D Stock”). The Series D Stock has a liquidation preference of $11.1111 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30% discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of July 31, 2006, there is no Series D Stock issued and outstanding.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

ATG has authorized 25,000 shares of Series E Convertible Preferred Stock (“Series E Stock”). On September 7, 2005, Nite Capital LP (“Nite”) purchased 1,500 shares of Series E Convertible Preferred Stock for an aggregate purchase price of $150,000. The Series E Stock has a liquidation preference of $100 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30% discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. Each shares of Series E Convertible Preferred Stock shall be convertible into shares of common stock equal to the stated value of $100 divided by the conversion price of $.0011. The shares of Series E Preferred Stock are not convertible until such time that the Company has increased its authorized shares of common stock to 15,000,000,000. The holders of the Series E Preferred Stock are entitled to receive dividends upon the declaration of a dividend to the common stock holders. However, the payments of such dividend are subject to the payment of dividends on the Series D Convertible Preferred Stock. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock shall be entitled to receive payments prior to any other securities except that the Series D Preferred Stock shall rank senior to that of the Series E Preferred Stock. The holders of Series E Preferred Stock have no voting rights unless such vote directly impacts the rights of the holders of the Series E Preferred Stock. As of July 31, 2006, there are 1,500 shares of Series E Stock issued and outstanding.

ATG has authorized 900,000 shares of Series F Convertible Preferred Stock (“Series F Stock”). The Series F Stock has a liquidation preference of $2.2223 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30% discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of July 31, 2006, there is no Series F Stock issued and outstanding.

Committed Common Stock

In connection with certain settlement agreements entered into with note holders, employees and vendors during 2002 and 2004, the Company committed to issue 13,719 shares of the Company’s common stock. At July 31, 2005, the committed shares have not been issued.

Stock Subscriptions

As of July 31, 2006, the Company had not issued 15,000 shares of common stock for services at $0.45 per share totaling $6,750.

NOTE 15 - EMPLOYEE STOCK OPTION PLANS

Transactions involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding and exercisable at July 31, 2004	21,166	$135.00
Granted	—	—
Exercised	—	—
Canceled	(11,473)	(147.66)
Outstanding and exercisable at July 31, 2005	9,693	$120,00
Granted	—	—
Exercised	—	—
Canceled	(9,693)	(120.00)
Outstanding and exercisable at July 31, 2006	—	—

All share and per share information herein (including shares outstanding, earnings per share and warrant and stock option exercise prices) reflect the retrospective adjustment for the reverse stock split.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

NOTE 16 - WARRANTS

During the year ended July 31, 2006, we issued stock warrants in connection with our debt financings and acquisitions. The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued.

	Warrants Outstanding				Warrants Exercisable
Exercise Prices	Number |Outstanding		Weighted Average Remaining Contractual Life(Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.001	3,750,000	*	N/A	$0.001	3,750,000	$0.001
$0.003	935,000		2.00	$0.003	935,000	$0.003
$0.010	675,000		2.00	$0.010	675,000	$0.010
$0.333	16,339,880		2.00	$0.333	16,339,880	$0.333
$0.990	2,865,116		4.75	$0.990	2,865,116	$0.990
$0.195	24,564,996		2.68	$0.338	24,564,996	$0.338

* Warrant issued does not have a contractual life.

The weighted-average fair value of stock warrants granted to non-employees during the year ended July 31, 2006 was $1.08 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

Significant assumptions (weighted-average):
Risk-free interest rate at grant date	5%
Expected stock price volatility	346%
Expected dividend payout	—
Expected option life-years	2 yrs

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

NOTE 17 - RELATED PARTY TRANSACTIONS

On March 1, 1994, we entered into a license agreement with BWN Nuclear Waste Elimination Corporation (“NWEC”), a Nevada corporation partially owned by Robert W. Carroll, for the sublicense to exploit all rights to certain technologies relating to helium cluster beams and other coherent particle beams (“Baser”) in their application to the rendering of nuclear waste non-radioactive. At such time as the Company receives an offer to purchase any application of the Baser technology for commercial use, we will issue up to 1,700,000 shares of Series A Convertible Preferred Stock to NWEC. NWEC will also be entitled to a ten percent royalty on our net sales from exploitation of Baser technology. In the event we do not spend at least $100,000 on the development of Baser technology during each fiscal year, the agreement will terminate. There have been no shares granted under this agreement through April 30, 2006. On April 30, 2001, NWEC filed a lawsuit seeking unspecified damages alleging breach of contract relating to the license agreement. As of July 31, 2006, no provision has been made in the financial statements as the outcome is not probable or estimable.

During fiscal 1997, the Company completed payments of $150,000 to Dr. Lo (a former officer/shareholder) to purchase an option for the rights to certain Baser technology. Additionally, should we receive an offer to purchase the Baser technology for commercial use, the Company is required to issue 1,700,000 shares of Series A Convertible Preferred Stock and pay quarterly royalties of 7 1/2 % of net profits (as defined) to Dr. Lo. The exercise price for the option acquired by the Company is 10,000 shares of common stock, a royalty of five percent of our net profits, if any, from the exploitation of Baser through July 21, 1999, and issuance of the Series A Convertible Preferred Stock as discussed above. There have been no options exercised or shares granted through July 31, 2006 in conjunction with this agreement. The acquired option expires one year after evidence of unencumbered title to the Baser technology is provided by the Company.

In connection with the closing of the North Texas acquisition, Dr. Gary Fromm , Chief Financial Officer, agreed to forgive debt owed to him by us in the amount of $1,162,732 in consideration of our company issuing 1,182,062 shares of common stock and the Existing Debt Holders agreed to transfer 1,182,062 shares of common stock of our company to Dr. Fromm.

On September 26, 2005, the Company entered into a consulting agreement with Dr. Fromm for a term of six months and which provides for a monthly fee of $15,000. The consulting arrangement shall automatically renew for six month periods unless either party provides notice 30 calendar days prior to the end of consulting period that it is terminating the consulting arrangement.

In connection with the closing of the acquisition of the North Texas, we entered into a consulting agreement with Luther Capital Management, Inc. (“Luther Capital”) Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisition of North Texas, the Company issued Luther Capital and its designees (including other officers and directors), an aggregate of 5,580,280 shares (the”Luther Shares”) of common stock. The Luther Shares issued have been valued at $6,863,745 and have been charged to operations during the year ended July 31, 2006.   Of the 5,580,280 shares, Luther Capital Management LLC retained 765,086 common shares. The remaining 4,815,194 shares were issued to other designations which included transfers of 680,881 shares to RI Heller LLC (a Company controlled by the Chief Executive Officer), 407,401 shares to Dr. Gary Fromm (Chief Financial Officer), and 434,464 shares to Thomas E. Durkin III (Board Member),

At the time of closing of the North Texas Steel transaction, Thomas E. Durkin, III and Michael Luther each signed personal guaranties guarantying the payment of the Laurus Term B note. In exchange, we agreed to issue each of them 140,250 shares of our common stock at the time of closing of the North Texas Steel Transaction, and an additional 257,125 shares, one-twelfth of which are to vest from and after the date of the closing of the North Texas Steel transactions. As of July 31, 2006, 607,150 of these shares, with a value of $747,532 have been issued. The remaining 187,600 unissued shares valued at $230,748 has been recorded as an accrued expense as of July 31, 2006.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended July 31, 2006 and 2005

The Company has engaged RI Heller, LLC, a limited liability company controlled by William N. Plamondon III, to provide management services to the Company. Initially, we paid R. I. Heller $50,000 per month for the services of William N. Plamondon, as President and Frank Jackson, CFO. Mr. Jackson resigned as CFO in June 2006. We are currently negotiating with R.I. Heller for the continued services of Mr. Plamondon on terms and conditions agreeable to the parties.

NOTE 18 - CONTINGENCIES

Litigation

The Company may be involved in various lawsuits arising in the normal course of business. Management believes that any financial responsibility that may be incurred in settlement of such claims and lawsuits would either be covered by insurance or would not be material to the Company’s financial position or results of operations.

NOTE 19 - INDEMNITIES and GUARANTEES

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

NOTE 20 - OPERATING LEASE

The Company rents office space under a non-cancelable operating lease agreement. Rental expense relating to the operating lease agreement for the year ended July 31, 2006 was approximately $4,000.

Future minimum lease payments under operating leases as of July 31, 2006 are as follows:

2007	$51,264
2008	51,264
2009	51,264
2010	51,264
2011	46,992

AMERICAN TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
OCTOBER 31, 2006
(UNAUDITED)

ASSETS

Current assets:
Cash and cash equivalents	$130,060
Accounts receivable, net of allowance for doubtful
accounts of $59,004	7,540,188
Inventory	4,176,974
Cost and estimated earnings in excess of billings	241,311
Prepaid expenses	40,716
Total current assets	12,129,249

Cash surrender value of officers’ life insurance	101,413

Property and equipment, net	2,534,250

Goodwill	3,390,370
Total assets	$18,155,282

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,870,399
Accrued expenses	3,594,363
Billings in excess of costs and estimated earnings	2,106,132
Notes payable, current portion, net of
discount of $2,802,933	876,368
Total current liabilities	10,447,262

Notes payable, long term portion, net of
discount of $1,987,103	5,503,027
Total liabilities	15,950,289

Stockholders’ equity:
Preferred stock, series A	377
Preferred stock, series E	2
Common stock	10,382
Common stock to be issued	14
Stock subscription	6,750
Additional paid-in capital	78,562,313
Accumulated deficit	(76,374,845)
Total stockholders’ equity	2,204,993
Total liabilities and stockholders’ equity	$18,155,282

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

AMERICAN TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS ENDED OCTOBER 31, 2006 AND 2005
(UNAUDITED)

	2006	2005

Net sales	$7,631,961	$3,992,505
Cost of sales	6,594,524	3,551,564
Gross profit	1,037,437	440,941

Selling, general and administrative expenses	975,237	7,332,047
Operating income (loss)	62,200	(6,891,106)

Other income (expense)

Interest income	16,325	22,751
Interest expense	(349,186)	(1,136,418)
Financing costs	(975,646)	(3,450,150)
Total other income (expense)	(1,308,507)	(4,563,817)

Loss before income taxes	(1,246,307)	(11,454,923)

Provision for income taxes	—	4,405
Net loss	(1,246,307)	(11,459,328)

Preferred dividend	3,000	151,800
Net loss attributable to common shareholders	$(1,249,307)	$(11,611,128)

Loss per share, basic and diluted	$(0.11)	$(5.89)

Loss per share attributable to common
shareholders, basic and diluted	$(0.11)	(5.97)

Weighted average shares outstanding	11,330,766	1,944,079

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

AMERICAN TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE QUARTER ENDED
OCTOBER 31, 2006
(UNAUDITED)

	Preferred Stock Series A		Preferred Stock Series E		Common Stock		Common Stock To be Issued		Additional Paid in	Stock	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Subscriptions	Deficit	Total

Balance, July 31, 2006	376,794	$377	1,500	$2	10,382,047	$10,382	13,719	$14	$78,562,313	$6,750	$(75,125,538)	$3,454,300

Preferred dividend									—		(3,000)	(3,000)
Net loss											(1,246,307)	(1,246,307)
Balance, October 31, 2006	376,794	$377	1,500	$2	10,382,047	$10,382	13,719	$14	$78,562,313	$6,750	$(76,374,845)	$2,204,993

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

AMERICAN TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE QUARTERS ENDED OCTOBER 31, 2006 AND 2005
(UNAUDITED)

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(1,246,307)	$(11,459,328)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	41,364	28,109
Amortization of discount	975,646	764,204
Amortization of loan costs	—	58,500
Stock issued for services	—	12,995
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,491,555)	(1,190,951)
Restricted cash	280,000	—
Inventory	(603,529)	184,516
Costs and earnings in excess of billings	(57,300)	256,037
Prepaid expenses	78,250	(44,229)
Increase (decrease) in:
Accounts payable and accrued expenses	115,119	9,551,721
Billings in excess of costs	612,657	1,674,221
Net cash used in operating activities	(1,295,655)	(164,205)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(204,570)
Cash received through acquisition	—	5,587,017
Purchases of property and equipment	(12,506)	(38,601)

Net cash provided by (used in) investing activities	(12,506)	5,343,846

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes	—	203,731
Payments on notes	(899,319)	(28,020)

Net cash provided by (used in) financing activities	(899,319)	175,711

Net increase (decrease) in cash	(2,207,480)	5,355,352

Cash and cash equivalents, beginning of year	2,337,540	12,953

Cash and cash equivalents, end of year	$130,060	$5,368,305

Cash paid for:
Interest	$388,061	$—
Income taxes	—	—

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2006 and 2005

(UNAUDITED)

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

Organization and Line of Business

American Technologies Group, Inc. (the “Company”, “ATG”, “we”, “us”, “our”), a Nevada corporation, was engaged in the development, commercialization and sale of products and systems using its patented and proprietary technologies. The resulting products are intended to offer cost-effective solutions to reduce, and in some cases eliminate, hazardous chemical by-products or emissions resulting from industrial and combustion processes. The Company’s proprietary catalyst technology may improve many commercial products including detergents and cosmetics.

The Company largely ceased operations during 2001 and had begun focusing efforts on restructuring and refinancing. In fiscal year ended July 31, 2005, we successfully continued these efforts to settle various pending lawsuits reduce outstanding liabilities, acquire an equity funding facility to finance acquisition of new products, entities and technologies, and otherwise strengthen the business.

On September 7, 2005, ATG, through a newly formed wholly owned subsidiary, Omaha Holdings Corp. (“Omaha”), entered into a Share Purchase Agreement (“Agreement”) with the stockholders of North Texas Steel Company, Inc. (“North Texas”), a privately-held company. Effective with the Agreement, all previously outstanding common stock owned by North Texas’s shareholders was exchanged for $11,000,000. The transaction is accounted for using the purchase method of accounting in accordance with SFAS No.141, “Business Combinations.” The results of operations for North Texas have been included in the condensed consolidated statements of operations since the date of acquisition.

North Texas Steel Company, Inc., is an American Institute of Steel Construction certified structural steel fabrication company and provides fabrication and detailing of structural steel components for commercial buildings, office buildings, convention centers, sports arenas, airports, schools, churches and bridges. North Texas fabricates structural steel from two locations in Fort Worth, Texas. North Texas fabricates structural steel from two locations in Fort Worth, Texas. It contracts with and grants credit to customers primarily located in southwestern United States.

On April 25, 2006, ATG, through a newly formed wholly owned subsidiary, Whitco Poles, Inc. (“Whitco”), acquired certain assets of Whitco Company, LP. The transaction is accounted for using the purchase method of accounting in accordance with SFAS No.141, “Business Combinations.” The results of operations for the Whitco Company, LP assets have been included in the condensed consolidated statements of operations since the date of acquisition.

Whitco Company has been a provider of light poles to commercial and industrial markets worldwide. Whitco provides marketing expertise and engineering knowledge to a nationwide contracted lighting representative base as well as OEM customers.

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2006 and 2005

(UNAUDITED)

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of October 31, 2006 and for the three month periods ended October 31, 2006 and 2005 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-QSB and Regulation S-B. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited consolidated financial statements and explanatory notes for the year ended July 31, 2006 as disclosed in the company’s 10-KSB for that year as filed with the SEC, as it may be amended.

The results of the three months ended October 31, 2006 are not necessarily indicative of the results to be expected for the pending full year ending July 31, 2007.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

Our consolidated financial statements and the accompanying notes, which are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), include American Technologies Group, Inc. and all subsidiaries. We consolidate all majority-owned and controlled subsidiaries as well as variable interest entities in which we are the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.”  We did not participate in any variable interest entities for the period presented.

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

For financial reporting purposes the major constructions contracts completed by North Texas, profits are recognized using the percentage of completion method. Under this method, revenues are recognized based on the percentage of costs incurred to date to estimated total cost for each contract. Revisions in estimated contract profits are made in the period in which circumstances requiring the revisions become known. These estimates are subject to change in the near-term and could significantly impact the financial statements. Provision for estimated losses on uncompleted contracts is made in the period in which such losses are determined. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred.

On contracts where costs and estimated earnings are in excess of billings, the excess is treated as a current asset. Where billings are in excess of costs and estimated earnings, the excess is treated as a current liability.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2006 and 2005

(UNAUDITED)

These amounts are reflected in the accompanying balance sheet as follows:

October 31, 2006
Costs and estimated earnings on
uncompleted contracts in excess of billings	$241,311
Billings on uncompleted contracts in
excess of costs and estimated earnings	(2,106,132)

$(1,864,821)

Whitco revenues and product costs are recognized as their products are shipped to their customers. Whitco’s product lines, while requiring similar manufacturing processes, such as welding and forming metal assemblies, as North Texas, are primarily catalog specified products with much shorter lead and production times.

Use of Estimates

In the normal course of preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the collectibility of accounts receivable, the realizability of inventories, the amounts due under accounts payable, the valuation allowance of deferred tax assets and the fair value of our equity instruments. Actual results could differ from those estimates.

Basic and Diluted Income (Loss) Per Share

Basic and diluted loss per common share is based upon the weighted average number of common shares outstanding during the fiscal year computed under the provisions of SFAS No. 128, Earnings Per Share. Common share equivalents were not considered as they would be anti-dilutive and had no impact on loss per share for any periods presented. The number of shares outstanding in the computation of loss per share is comprised of the following:

	2006	2005

Common shares outstanding	10,395,766	1,385,112
Options shares deemed outstanding	935,000	558,967
Total shares outstanding for computation	11,330,766	1,944,079

Reclassifications

Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2006 and 2005

(UNAUDITED)

NOTE 3 - FINANCIAL CONDITION AND GOING CONCERN

To date, ATG has been unable to generate significant cash flows from our business operations. As a result, we have funded our operations through investor financing, including sales of common stock and the exercise of warrants and options. The Company has also used debt to fund its operations. Until such time as we are able to generate significant cash flows from operations through increased sales of our products, we will be required to continue our reliance on investor financing and debt to fund our operations.

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, during the three months ended October 31, 2006, we incurred a net loss of $1,246,307 and negative operating cash flow of $1,295,655. Since its inception, the Company has incurred significant operating losses totaling approximately $76 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern .

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that we can meet our obligations and sustain operations. Management continues to focus on improving our results of operations by increasing sales and decreasing our cost structure to improve cash flows from operations.

NOTE 4 - ACQUISITIONS

On September 7, 2005, the Company, through a newly formed wholly owned subsidiary, Omaha Holdings Corp. (“Omaha”), entered into a Share Purchase Agreement (“Agreement”) with the stockholders of North Texas Steel Company, Inc. (“North Texas”), a privately-held company. Effective with the Agreement, all previously outstanding common stock owned by North Texas’s shareholders was exchanged for $11,000,000 in cash. The Company also incurred costs directly attributable to the acquisition of $1,593,370. The transaction is accounted for using the purchase method of accounting in accordance with SFAS No.141, “Business Combinations.” The results of operations for North Texas have been included in the condensed consolidated statements of operations since the date of acquisition.

On April 25, 2006, the Company, through a newly formed wholly owned subsidiary, Whitco Poles, Inc., acquired certain assets of Whitco Company, L.P. The Company issued 3,750,000 common stock purchase warrants, valued at $1,875,000. The transaction is accounted for using the purchase method of accounting in accordance with SFAS No.141, “Business Combinations.” The results of operations for the assets acquired have been included in the condensed consolidated statements of operations since the date of acquisition.

Pro forma unaudited financial information for the three months ended October 31, 2005, assuming that the acquisitions had occurred as of August 1, 2005 is as follows:

2005
Revenues	$11,122,974
Net (Loss) income	(11,541,328)
(Loss) income per share	$(5.94)

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2006 and 2005

(UNAUDITED)

The unaudited pro forma amounts are not necessarily indicative of the results that would have occurred if the acquisitions of North Texas and Whitco had been completed on the date indicated.

NOTE 5 - CONCENTRATIONS

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash, cash investments and accounts receivable.

We maintain our cash and cash equivalents in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in these accounts. ATG believes it is not exposed to any significant credit risk on cash and cash equivalents.

Concentration of credit risk with respect to accounts receivable is limited due to the geographic distribution of the entities comprising the Company’s customer base. The Company’s revenues earned on contracts for the three months ended October 31, 2006 included an aggregate of 52% from two customers. Two customers account for 50% of our accounts receivable at October 31, 2006.

NOTE 6 - CONVERTIBLE DEBENTURES AND OTHER NOTES PAYABLE

Laurus, GMF, and GSSF Defaults and Waiver of Defaults

Pursuant to the terms of its registration rights agreements with Laurus, GSSF, and GMF, we are obligated to file a registration statement registering the resale of shares of the Company’s common stock issuable upon conversion of the convertible notes, exercise of the warrant and exercise of the options issued in connection with the Laurus and Gryphon financings and the Whitco transactions. Pursuant to the original terms of registration rights agreements, if the registration statement was not filed by October 31, 2005 or declared effective by January 7, 2006, or if the registration was suspended other than as permitted the Company was obligated to pay Laurus certain fees and the obligations pursuant to the Laurus and Gryphon financings described above may be deemed to be in default.

On October 31, 2006 we filed a Notification of Late Filing on Form 12-b(25) stating that we would not file our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2006 by the October 30, 2006 filing deadline, but that we would undertake to complete such filing by November 14, 2006, fifteen days from the original October 30, 2006 filing deadline. We did not complete the filing within the timeline specified and such failure constitutes an “event of default” pursuant to our agreements with Gryphon, GMF, and GSSF.

In connection with the security agreements we entered into in September 2005 with Laurus, GMF, and GSSF we executed a stock pledge agreement granting them a interest in the common stock of our subsidiaries all of our and our subsidiaries’ goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement and stock pledge agreement state that if an “event of default” occurs under any agreement with Laurus, GSSF and GMF, that they have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements. Our failure to timely file the Form 10-KSB and our failure to file a registration statement as described above each separately constituted an event of default under the security agreements.

AMERICAN TECHNOLOGIES GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2006 and 2005

(UNAUDITED)

Due to our default, on September 12, 2006 we obtained waiver and extension agreements from Laurus, GSSF, and GMP. The extensions and waivers waive any defaults that have occurred related to our failure to file a registration statement by October 31, 2005 by extending the date to file such registration statement to January 31, 2007, with such registration statement to be declared effective by April 15, 2007. Laurus, GMF and GSSF also agreed to waive any claims for default and damages (including claims for liquidated damages pursuant to Section 2 of the Agreements) that would have otherwise accrued through the date of the waiver agreement. Further, both extensions and waivers waived any claim for default as a result of our failure to meet the financial reporting requirements set forth in section 11 of the security agreements provided that we must bring ourselves into compliance with such requirements prior to January 15, 2007. Finally, Laurus agreed to amend the first day that the monthly principal payments under the term Note A are due to the first business day of January, 2007 and GMF and GSSS agreed to extend the maturity dates of their convertible term notes in the total amount of $500,000 payable to GMF and GSSF to September 30, 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee		$1,511.94
Accounting fees and expenses		*50,000.00
Legal fees and expenses		*50,000.00
Printing and related expenses		*10,000.00
TOTAL	$	*111,511.94

* Estimated.

Item 26. Recent Sales of Unregistered Securities.

Except as set forth below, there were no sales of unregistered securities by American Technologies Group, Inc. during the past three years:

In August and September 2005, the Company issued an aggregate of 23,473,065 shares of common stock for the settlement of various amounts owed to creditors and former employees of the Company.

Concurrently with the acquisition of North Texas, on September 7, 2005, we entered into the following agreements:

Laurus Financings

We entered into agreements with Laurus Master Funds, Ltd., a Cayman Islands corporation (“Laurus”), pursuant to which the Company sold convertible debt, an option and a warrant to purchase common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The securities sold to Laurus include the following:

•	a secured revolving note with a principal amount of $7,000,000;

•	a minnimum borrowing note with a principal amount of $3,000,000;

•	a secured convertible term note A with a principal amount of $3,000,000;

•	a secured convertible term note B with a principal amount of $2,000,000;

•	a common stock purchase warrant to purchase 2,865,116 shares of common stock at a purchase price of $.99 per share, exercisable until September 6, 2012; and

•	an option to purchase 10,340,000 shares of common stock, at a purchase price of $.003 per share.

On September 12, 2006 we entered into amended and restated agreements with Laurus which, among other changes, recognized the reverse stock split completed on December 5, 2005. The secured revolving note was revised to eliminate the conversion rights contained therein. The Security agreement was revised to allow distributions to us from North Texas to pay for expenses related to the registration of securities and to allow distributions to be made from Whitco Poles to us or any third party without Laurus’s permission.

Gryphon Financing

On September 7, 2005, in connection with the acquisition of North Texas, we entered into Security Agreements (the “Security Agreements”) with GSSF Master Fund, L.P. (“GSSF”) and Gryphon Master Fund L.P. (“GMF”) for the sale of an aggregate of (i) $500,000 in convertible term notes (the “Gryphon Term Notes”), (ii) common stock purchase warrants to purchase 5,999,880 shares of common stock (the “Gryphon Warrants”) and (iii) options to purchase 935,000 shares of common stock (the “Gryphon Options”). GSSF and GMF are hereinafter collectively referred to as “Gryphon”. The Gryphon Notes, the Gryphon Warrants and the Gryphon Options are convertible into shares of Series F Preferred Stock until such time we amends our certificate of incorporation to provide for available shares of common stock and the shares of Series F Convertible Preferred Stock are only convertible into shares of common stock as long as there are available shares for conversion.

Nite Capital Financing

On September 7, 2005, Nite Capital LP (“Nite”) purchased 1,500 shares of Series E Convertible Preferred Stock for an aggregate purchase price of $150,000. Each share of Series E Convertible Preferred Stock shall be convertible into shares of common stock equal to the stated value of $100 divided by the conversion price of $.0011. The shares of Series E Preferred Stock are not convertible until such time that we have increased our authorized shares of common stock to provide for authorized but unissued shares of common stock. The holders of the Series E Preferred Stock are entitled to receive dividends upon the declaration of a dividend to the common stock holders. However, the payments of such dividend are subject to the payment of dividends on the Series D Convertible Preferred Stock. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock shall be entitled to receive payments prior to any other securities except that the Series D Preferred Stock shall rank senior to that of the Series E Preferred Stock. The holders of Series E Preferred Stock have no voting rights unless such vote directly impacts the rights of the holders of the Series E Preferred Stock.

Existing Debt Conversions

In connection with the closing of the North Texas acquisition, Keshet Fund, L.P., Keshet L.P., Nesher Ltd. and Talbiya B. Investment Ltd. (collectively, the “Existing Debt Holders”), converted all debt owed including interest to the Existing Debt Holders in the approximate amount of $1,405,236 into 1,184,600 shares of common stock. Further, Dr. Gary Fromm agreed to forgive debt owed to him by our company in the amount of $1,162,732 in consideration of our company issuing 1,182,064 shares of common stock and the Existing Debt Holders agreed to transfer 1,182,064 shares of common stock of our company to Dr. Fromm.

Fromm Consulting Agreement

On September 6, 2005, we entered into a consulting agreement with Dr. Fromm which is for a term of six months and which provides a monthly fee of $15,000 that will be reduced to $10,000 in the event that Dr. Fromm resigns or is replaced as Chief Executive Officer. The consulting arrangement shall automatically renew for six month periods unless either party provides notice 30 calendar days prior to the end of consulting period that it is terminating the consulting arrangement.

R. I. Heller

The Company has engaged RI Heller, LLC, a limited liability company controlled by William N. Plamondon III, to provide management services to the Company. Initially , we paid R.I. Heller $50,000 per month for the services of William N. Plamondon, as President and Frank Jackson, CFO. Mr. Jackson resigned as CFO in June 2006. We are currently negotiating with R.I. Heller for the continued services of Mr. Plamondon on terms and conditions agreeable to the parties.

Luther Consulting Agreement

In connection with the closing of the acquisition of North Texas, we entered into a consulting agreement with Luther Capital. Pursuant to the consulting agreement, in consideration for providing valuable services to our company in connection with the acquisition of North Texas, we have agreed to issue Luther Capital and its designees, an aggregate of 5,580,280 shares (the “Luther Shares”) of common stock. In addition to other designations, Luther Capital agreed to transfer the shares as follows: Luther Capital Management, LLC, 680,881 shares; Thomas E. Durkin III, 434,464 shares; Patricia Matteson, 680,881 shares; Charles Matteson Jr., 680,881 shares; RI Heller, LLC, 680,881; Dr. Gary Fromm, 407,401; Steven Dresner 71,149; and Terra Nova Capital Partners, Inc., 71,149; Luther Capital Management, LLC, 84,205.

Issuance of Shares to Guarantors of Laurus Financings

At the time of closing of the North Texas Steel transactions Charles and Patricia Matteson provided, as collateral for our Term B Note with Laurus, mortgage against their home in Connecticut valued at approximately $2,000,000 and signed personal guaranties guarantying the payment to the note. In exchange, we agreed to issue them 654,500 shares of our common stock at the time of closing of the North Texas Steel Transaction, and an additional 1,199,917 shares, one twelfth of which are to vest from and after the date of the closing of the North Texas Steel transactions.

At the time of closing of the North Texas Steel transaction, Thomas E. Durkin, III and Michael Luther each signed personal guaranties guarantying the payment of the Laurus Term B note. In exchange, we agreed to issue each of them 140,250 shares of our common stock at the time of closing of the North Texas Steel Transaction, and an additional 257,125 shares, one-twelfth of which are to vest from and after the date of the closing of the North Texas Steel transactions.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to “us” in this Exhibit List mean American Technologies Group, Inc., a Delaware corporation.

Exhibit Number	Description
3.1	Articles of Incorporation, as amended (1)

3.3	Amended and Restated Bylaws (2)

3.4	September 3, 1997 Amendments to Bylaws (3)

3.5	Amendment to the Articles of Incorporation(1)

4.1	Specimen of Common Stock (1)

4.2	Certificate of Determination of Rights and Preferences of Series A Convertible Preferred Stock (2)

4.3	Certificate of Determination of Rights and Preferences of Series B Convertible Preferred Stock (2)

4.4	Certificate of Determination of Rights and Preferences of Series C Convertible Preferred Stock (2)

4.4	Stock Pledge Agreement dated September 7, 2005 by and between the Company and Laurus (8)

4.5	Intellectual Property Security Agreement dated September 7, 2005 among the Companies and Laurus (8)

4.6	Funds Escrow Agreement dated September 7, 2005 by and among Companies, Laurus and Loeb & Loeb LLP (8)

4.7	Side letter agreement dated September 7, 2005 by and among the Companies and Laurus (8)

4.8	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Company (8)

4.9	Security Agreement dated as of September 7, 2005 by and among Gryphon Master Fund L.P. (“GMF”) and the Companies(11)

4.10	Secured Convertible Term Note dated as of September 7, 2005 made by Companies in favor of GMF(11)

4.11	Registration Rights Agreement dated as of September 7, 2005 by and between the Company and GMF(11)

4.12	Warrant dated as of September 7, 2005 made in favor of GMF(11)

4.13	Option dated September 7, 2005 made in favor GMF(11)

4.14	Side letter agreement dated as of September 7, 2005 by and among the Companies and GMF (8)

4.15	Security Agreement dated as of September 7, 2005 by and among Gryphon Master Fund L.P. (“GSSF”) and the Companies(11)

4.16	Secured Convertible Term Note dated as of September 7, 2005 made by Companies in favor of GSSF(11)

4.17	Registration Rights Agreement dated as of September 7, 2005 by and between the Company and GSSF(11)

4.18	Warrants dated as of September 7, 2005 made in favor of GSSF Options dated September 7, 2005 made in favor GSSF(11)

4.19	Intentionally left blank

4.20	Side letter agreement dated as of September 7, 2005 by and among the Companies and GSSF (8)

4.21	Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Company (8)

4.22	Subscription Agreement dated of the date hereof by an between the Company and Nite (8)

4.23	Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of the Company (8)

4.24	Form of Amended and Restated Secured minimum Borrowing Note in favor of Laurus in the amount of $3,000,000.

4.25	Form of Amended and Restated Secured Revolving Note in favor of Laurus in the amount of $7,000,000.

4.26	Form of Amended and Restated Secured Convertible Term Note B in favor of Laurus in the amount of $2,000,000.

4.27	Form of Amended and Restated Secured Convertible Term Note A in form of Laurus in the amount of $3,000,000

4.28	Form of Waiver Agreement with Laurus.

4.29	Form of Amended and Restated Registration Rights Agreement with Laurus.

4.30	Form of Amended and Restated Security Agreement with Laurus.

4.3	Reaffirmation and Ratification Agreement.

5.1	Erickson & Sederstrom, P.C. Opinion and Consent.

10.1	Intentionally left blank.

10.2	Subscription and Representation Agreement as of September 7, 2005 by and among the Company and Omaha (8)

10.3	Securities Purchase Agreement as of September 7, 2005 by and among Omaha and the shareholders of North Texas(8)

10.4	Pension Plan Joint Account Agreement dated as of September 7, 2005 by and between Omaha and the shareholders of North Texas(8)

10.5	Indemnity Joint Account Agreement dated as of September 7, 2005 by and between Omaha and the shareholders of North Texas(8)

10.6	Consulting Agreement entered by and between the Company and Dr. Gary Fromm (8)

10.7	Consulting Agreement entered by and between the Company and Luther Capital Management, Inc. (8)

16.1	Letter signed by Corbin & Company, LLP (10)

16.2	Letter signed by De Joya Griffith & Company, LLC (10)

21	List of Subsidiaries of the Registrant.

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form 10-SB, Commission File Number 0-23268.

(2)	Previously filed as an exhibit to the Company’s Form 10-KSB Annual Report filed with the Commission on February 16, 1996.

(3)	Previously filed as an exhibit to the Company’s Form 10-KSB Annual Report filed with the Commission on November 13, 1997.

(4)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3, Commission File Number 333-68327.

(5)	Previously filed as an exhibit to the Company’s Form 8-K Current Report filed with the Commission on August 15, 1994.

(6)	Previously filed as an exhibit to the Company’s Form 10-KSB Annual Report filed with the Commission on November 14, 1998.

(8)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on September 13, 2005

(9)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on June 10, 2005

(10)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on October 19, 2005

(11)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on October 26, 2005

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of a prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains the form of a prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, on January 31, 2007.

AMERICAN TECHNOLOGIES GROUP, INC.

By:	/s/ William N. Plamondon III
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of American Technologies Group, Inc, a Nevada corporation, do hereby constitute and appoint William N. Plamondon III  the lawful attorney in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney and pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on January 31, 2007.

Signature	Title	Date

/s/ Dr. Gary Fromm	Chairman
By: Dr. Gary Fromm	Chief Financial Officer, Secretary, Treasurer and Director	January 31, 2007

/s/ William N. Plamondon, III
By: William N. Plamondon, III	Assistant Secretary and Director Chief Executive Officer and President	January 31, 2007

/s/ Thomas E. Durkin, III
By: Thomas E. Durkin, III	Director	January 31, 2007

/s/ Michael S. Luther
By: Michael S. Luther	Director	January 31, 2007

/s/ R. Barry Ennis
By: R. Barry Ennis	Director	January 31, 2007